As filed with the United States Securities and Exchange Commission on April 18, 2005.

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Stewart Enterprises, Inc.

(Exact name of each registrant as specified in its charter)

Louisiana	7200	72-0693290
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1333 South Clearview Parkway
Jefferson, Louisiana 70121
(504) 729-1400
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Thomas M. Kitchen	Copy to:
Chief Financial Officer
Stewart Enterprises, Inc.
1333 South Clearview Parkway
Jefferson, Louisiana 70121
(504) 729-1400
(Name, address, including zip code, and telephone
number, including area code, of agent for service)	Dionne M. Rousseau Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. 201 St. Charles Avenue, 51st Floor New Orleans, Louisiana 70170 (504) 582-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of each	Amount	offering	aggregate		Amount of
class of securities	to be	price per	offering		registration
to be registered	registered	unit	price(1)		fee

6 1/4% Senior Notes due 2013	$200,000,000	100%	$200,000,000	(2)	$23,540
Guarantees of 6 1/4% Senior Notes due 2013	$200,000,000	100%	$200,000,000		(3)

(1)	Determined solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933.

(2)	Represents the aggregate outstanding principal amount of 6 1/4% Senior Notes due 2013.

(3)	Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee for the guarantees is payable.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

     Each of the following subsidiaries of Stewart Enterprises, Inc., and each other subsidiary that is or becomes a guarantor of the securities registered hereby, is hereby deemed to be a registrant.

	STATE OF	I.R.S. EMPLOYER
	INCORPORATION OR	IDENTIFICATION
EXACT NAME OF ADDITIONAL REGISTRANTS*	FORMATION	NUMBER

GRIFFIN-LEGGETT, INC.	ARKANSAS	71-0078620
FOREST HILLS CEMETERY, INC.	ARKANSAS	71-0249636
GRIFFIN-LEGGETT INSURANCE AGENCY, INC.	ARKANSAS	72-1420663
GROSS FUNERAL HOME, INC.	ARKANSAS	71-0311354
REST HILLS MEMORIAL PARK, INC.	ARKANSAS	71-0350100
S.E. FUNERAL HOMES OF ARKANSAS, INC.	ARKANSAS	71-0675698
DILDAY BROTHERS HUNTINGTON VALLEY MORTUARY	CALIFORNIA	95-2556142
HOPSON MORTUARY, INC.	CALIFORNIA	95-2803488
LASSILA FUNERAL CHAPELS, INC.	CALIFORNIA	94-2756152
SANTA BARBARA FUNERAL SERVICES, INC.	CALIFORNIA	95-2485442
S.E. ACQUISITION OF CALIFORNIA, INC.	CALIFORNIA	72-1307437
ALL SOULS MORTUARY, INC.	CALIFORNIA	94-3274423
ASHES TO ASHES, INC.	CALIFORNIA	95-3983428
ASSUMPTION MORTUARY, INC.	CALIFORNIA	77-0498846
BARSTOW FUNERAL HOMES, INC.	CALIFORNIA	33-0638122
BUCHHEIM FAMILY, INC.	CALIFORNIA	94-2746770
CALVARY MORTUARY OF LOS ANGELES, CALIFORNIA, INC.	CALIFORNIA	94-3281559
CATHOLIC MORTUARY SERVICES, INC.	CALIFORNIA	68-6186018
DeYOUNG MEMORIAL CHAPEL, INC.	CALIFORNIA	94-2564101
HOLY CROSS MORTUARY OF CULVER CITY, CALIFORNIA, INC.	CALIFORNIA	94-3281560
HOLY CROSS MORTUARY OF POMONA, CALIFORNIA, INC.	CALIFORNIA	94-3281562
LOMBARD & CO.	CALIFORNIA	94-1495254
N.D. DAVIS & ASSOCIATES, INC.	CALIFORNIA	94-2303150
QUEEN OF HEAVEN MORTUARY, INC.	CALIFORNIA	94-3281558
RESURRECTION MORTUARY, INC.	CALIFORNIA	94-3281561
RIVER CITIES FUNERAL CHAPEL, INC.	CALIFORNIA	68-0361610
S.E. ACQUISITION OF DELANO, CALIFORNIA, INC.	CALIFORNIA	94-3289240
S.E. ACQUISITION OF GLENDALE, CALIFORNIA, INC.	CALIFORNIA	72-1318639
S.E. ACQUISITION OF LANCASTER, CALIFORNIA, INC.	CALIFORNIA	72-1313799
S.E. ACQUISITION OF LOS OSOS MORTUARY AND MEMORIAL PARK, INC.	CALIFORNIA	72-1312297
S.E. ACQUISITION OF OAKHURST, CALIFORNIA, INC.	CALIFORNIA	94-3269965
S.E. ACQUISITION OF OROVILLE, CALIFORNIA, INC.	CALIFORNIA	91-1751841
SAN FERNANDO MISSION MORTUARY, INC.	CALIFORNIA	94-3281557
SANTA CLARA MORTUARY, INC.	CALIFORNIA	77-0498848
SCOVERN MORTUARY, A CALIFORNIA CORPORATION	CALIFORNIA	95-3780939
SDCA HOLDINGS, INC.	CALIFORNIA	95-6062503
SAN DIEGO CEMETERY ASSOCIATION	CALIFORNIA	95-2131281
SIMPLICITY PLAN OF CALIFORNIA, INC.	CALIFORNIA	68-0404445
STEWART PRE-NEED SERVICES, INC.	CALIFORNIA	68-0404446
STRICKLIN/SNIVELY MORTUARY	CALIFORNIA	95-2426875
CATALINA CHANNEL CREMATION SOCIETY	CALIFORNIA	33-0422532
WALLACE E. WHITE & HOWARD J. CALLANAN, INC.	CALIFORNIA	95-1370180
SENTINEL CREMATION SOCIETIES, INC.	DELAWARE	94-3085260
VICTOR V. DESROSIER, INC.	CALIFORNIA	95-1535997
CEMETERY MANAGEMENT, INC.	FLORIDA	59-2200905
ARLINGTON MEMORIAL PARK CEMETERY AND FUNERAL HOME, INC.	FLORIDA	59-1008713
BALDWIN-FAIRCHILD FUNERAL HOMES, INC.	FLORIDA	59-2050710
ALL FAITHS MEMORIAL PARK, INC.	FLORIDA	59-1825207
THE SIMPLICITY PLAN, INC.	FLORIDA	59-3506520
BAY AREA CREMATORY, INC.	FLORIDA	59-1706261
BRUCE OCALA FUNERAL HOME, INC.	FLORIDA	59-2256460
BETH DAVID MEMORIAL CHAPEL, INC.	FLORIDA	59-3054190
CHAPEL HILL CEMETERY, INC.	FLORIDA	59-1036850

	STATE OF	I.R.S. EMPLOYER
	INCORPORATION OR	IDENTIFICATION
EXACT NAME OF ADDITIONAL REGISTRANTS*	FORMATION	NUMBER

GLEN HAVEN MEMORIAL PARK, INC.	FLORIDA	59-1280092
HIGHLAND MEMORY GARDENS, INC. (FL)	FLORIDA	59-1311244
SEMORAN FUNERAL HOME, INC.	FLORIDA	59-2174496
FLORIDA HILLS MEMORIAL GARDENS, INC.	FLORIDA	59-1472326
GARDEN OF MEMORIES, INC.	FLORIDA	59-0259432
A.P. BOZA FUNERAL HOME, INC.	FLORIDA	59-1237218
CURRY & SON FUNERAL HOME, INC.	FLORIDA	59-2232961
WOODLAWN MEMORY GARDENS, INC. (ST. PETE)	FLORIDA	59-0586203
GOOD SHEPHERD MEMORIAL GARDENS, INC.	FLORIDA	59-1157844
DAVID C. GROSS FUNERAL HOME, INC.	FLORIDA	59-3061484
HUBBELL FUNERAL HOME AND CREMATORY, INC.	FLORIDA	59-2031206
KENT R. PALMER, INC.	FLORIDA	59-2786934
KICLITER FUNERAL HOME, INC.	FLORIDA	65-0327962
MADCEM OF FLORIDA, INC.	FLORIDA	59-2815682
MEMORIAL PARK CEMETERY, INC.	FLORIDA	59-2977889
OAKLAWN PARK CEMETERY AND FUNERAL HOME, INC.	FLORIDA	59-2872325
ROBERTS FUNERAL HOME, INC.	FLORIDA	59-3483106
ROYAL PALM MEMORIAL GARDENS, INC.	FLORIDA	59-2741049
SYLVAN ABBEY MEMORIAL PARK, INC.	FLORIDA	59-0600575
TRINITY MEMORIAL GARDENS OF LAKELAND, INC.	FLORIDA	59-3325358
TURNER CREMATORY, INC.	FLORIDA	59-2992267
TURNER FUNERAL HOMES, INC.	FLORIDA	59-2109540
WALSH & WOOD FUNERAL HOME, INC.	FLORIDA	59-0614284
WOODLAWN PARK CEMETERY COMPANY (MIAMI)	FLORIDA	59-0516280
MEMORIAL SUNSET PARK, INC.	FLORIDA	65-0103104
SOUTH DADE-PALMS MEMORIAL PARK, INC.	FLORIDA	59-0778117
CHEATHAM HILL MEMORIAL PARK, INC.	GEORGIA	58-1354650
EMPRESAS STEWART – CEMENTERIOS, INC.	LOUISIANA	72-1244353
EMPRESAS STEWART – FUNERARIAS, INC.	LOUISIANA	72-1246744
EASTLAWN CORPORATION	GEORGIA	58-6017469
HOLLY HILL MEMORIAL PARK, INC.	GEORGIA	58-1392485
ROSE HAVEN FUNERAL HOME & CEMETERY, INC.	GEORGIA	59-3295367
ACME MAUSOLEUM CORPORATION	LOUISIANA	72-1149943
S.E. FUNERAL HOMES OF LOUISIANA, INC.	LOUISIANA	72-1114514
LAKE LAWN METAIRIE FUNERAL HOME (JOINT VENTURE)	LOUISIANA	72-0851803
LAKE LAWN PARK, INC.	LOUISIANA	72-0398541
S.E. CEMETERIES OF LOUISIANA, INC.	LOUISIANA	72-0684451
S.E. CEMETERIES OF ALABAMA, INC.	ALABAMA	72-1206115
S.E. AUSTRALIA, INC.	LOUISIANA	72-1283266
S.E. SOUTH-CENTRAL, INC.	LOUISIANA	72-1239618
KILGORE-GREEN FUNERAL HOME, INC.	ALABAMA	63-0569262
S.E. COMBINED SERVICES OF ALABAMA, INC.	ALABAMA	63-0591928
S.E. FUNERAL HOMES OF ALABAMA, INC.	ALABAMA	63-0515943
S.E. ACQUISITION OF LITHONIA, GEORGIA, INC.	GEORGIA	58-2212760
S.E. FUNERAL HOMES OF ILLINOIS, INC.	ILLINOIS	36-3199562
KNUTSON FUNERAL HOMES, INC.	IOWA	42-0951378
PAULEY FUNERAL HOME, INC.	IOWA	42-1029161
RUNYAN MANGOLD, INC.	KANSAS	48-0922874
D.W. NEWCOMER’S SONS, INC.	MISSOURI	43-1843891
DWN PROPERTIES, INC.	MISSOURI	43-1450708
FUNERAL SECURITY PLANS, INC.	MISSOURI	44-0664950
THE LINCOLN MEMORIAL PARK CEMETERY ASSOCIATION	NEBRASKA	47-0222120
S.E. ACQUISITION OF SANTA FE, NEW MEXICO, INC.	NEW MEXICO	62-1688895
S.E. FUNERAL HOMES OF TENNESSEE, INC.	TENNESSEE	62-0946762
MT. JULIET MEMORIAL GARDENS, INC.	TENNESSEE	62-0816875
NAVE FUNERAL HOME OF LEBANON, INC.	TENNESSEE	72-1411524
S.E. CEMETERIES OF WISCONSIN, INC.	WISCONSIN	39-1147526

	STATE OF	I.R.S. EMPLOYER
	INCORPORATION OR	IDENTIFICATION
EXACT NAME OF ADDITIONAL REGISTRANTS*	FORMATION	NUMBER

STEWART ENTERPRISES (EUROPE), INC.	LOUISIANA	72-1358384
STEWART RESOURCE CENTER, INC.	LOUISIANA	72-0114030
STEWART SERVICES, INC.	LOUISIANA	72-1346587
S.E. MID-ATLANTIC, INC.	MARYLAND	52-1602273
GARNER FAMILY FUNERAL HOME, INC.	GEORGIA	58-2064086
HAISTEN FUNERAL HOMES, INC.	GEORGIA	58-1421290
HAISTEN FUNERAL HOME OF HENRY COUNTY, INC.	GEORGIA	58-2022340
HIGGINS AND SON FUNERAL HOME, INC.	GEORGIA	58-2425644
BOUNDS FUNERAL HOME, INC.	MARYLAND	52-1630262
CEDAR HILL CEMETERY COMPANY, INC.	MARYLAND	52-1602271
CREST LAWN MEMORIAL GARDENS, INC.	MARYLAND	52-1602272
FORT LINCOLN CEMETERY, INC.	MARYLAND	52-1376288
FORT LINCOLN FUNERAL HOME, INC.	MARYLAND	52-0703419
GALLERY GRANITE CORPORATION	MARYLAND	52-1988923
HILLCREST MEMORIAL CEMETERY, INC.	MARYLAND	52-0625906
HINES-RINALDI FUNERAL HOME, INC.	MARYLAND	52-0959564
JOHN M. TAYLOR FUNERAL HOME, INC.	MARYLAND	52-0744522
LOUDON PARK CEMETERY COMPANY	MARYLAND	52-0395020
DRUID RIDGE CEMETERY COMPANY	MARYLAND	52-0297170
LOUDON PARK FUNERAL HOME, INC.	MARYLAND	52-0559766
NATIONAL HARMONY MEMORIAL PARK, INC.	MARYLAND	53-0260676
PARKLAWN, INC.	MARYLAND	52-0702108
THE PARKWOOD CEMETERY COMPANY	MARYLAND	52-0439130
PARKWOOD MANAGEMENT COMPANY	MARYLAND	52-1512350
WILLIAM W. CHAMBERS, INC.	MARYLAND	53-0239999
SIMPLE TRIBUTE OF MARYLAND, INC.	MARYLAND	52-0581481
GORNY & GORNY PATERSON-CLIFTON MORTUARY	NEW JERSEY	22-1851465
S.E. ACQUISITION OF CLIFTON, NEW JERSEY, INC.	NEW JERSEY	22-3620444
C.J. APPLEGATE AND SONS, INC.	NEW YORK	15-0611808
GARDINIER COLLETTI MEMORIAL HOME, INC.	NEW YORK	16-1083308
MURPHY FUNERAL SERVICE, INC.	NEW YORK	16-1154577
OTTO REDANZ FUNERAL HOME, INC.	NEW YORK	16-0843505
CORNELL & DAGGETT, INC.	NEW YORK	16-0393170
S.E. ACQUISITION OF FREDONIA, NEW YORK, INC.	NEW YORK	52-2073694
CATAWBA MEMORIAL PARK, INC.	NORTH CAROLINA	56-1186602
EVANS FUNERAL HOME, INC.	NORTH CAROLINA	56-1766627
GARRETT – HILLCREST, INC.	NORTH CAROLINA	56-0497389
S.E. FUNERAL HOMES OF NORTH CAROLINA, INC.	NORTH CAROLINA	56-1415185
MCLAURIN’S FUNERAL HOME, INC.	NORTH CAROLINA	56-0774793
S.E. CEMETERIES OF NORTH CAROLINA, INC.	NORTH CAROLINA	56-0320583
BENJAMIN FRANKLIN P. M., INC.	PENNSYLVANIA	36-3410961
GEORGE WASHINGTON MEMORIAL PARK, INC.	PENNSYLVANIA	23-1196097
KIRK & NICE SUBURBAN CHAPEL, INC.	PENNSYLVANIA	23-1322135
KIRK & NICE, INC.	PENNSYLVANIA	23-1543090
S.E. ACQUISITION OF PENNSYLVANIA, INC.	PENNSYLVANIA	23-2774157
SUNSET MEMORIAL PARK COMPANY	PENNSYLVANIA	23-1137620
PET HAVEN, INC.	PENNSYLVANIA	23-1954580
DUNBAR FUNERAL HOME, INC.	SOUTH CAROLINA	57-0283484
S.E. FUNERAL HOMES OF SOUTH CAROLINA, INC.	SOUTH CAROLINA	57-0509513
S.E. COMBINED SERVICES OF SOUTH CAROLINA, INC.	SOUTH CAROLINA	57-0994297
MONTE VISTA BURIAL PARK, INC.	TENNESSEE	62-0298090
CLINCH VALLEY MEMORIAL CEMETERY, INC.	VIRGINIA	54-1406409
EVERLY FUNERAL HOMES, INCORPORATED	VIRGINIA	54-0611646
EVERLY PFP, INC.	VIRGINIA	54-1425591
S.E. FUNERAL HOMES OF VIRGINIA, INC.	VIRGINIA	54-0718777
S.E. CEMETERIES OF VIRGINIA, INC.	VIRGINIA	54-0832763
BARTLETT-BURDETTE-COX FUNERAL HOME, INC.	WEST VIRGINIA	55-0568150
CASDORPH & CURRY FUNERAL HOME, INC.	WEST VIRGINIA	55-0721178

	STATE OF	I.R.S. EMPLOYER
	INCORPORATION OR	IDENTIFICATION
EXACT NAME OF ADDITIONAL REGISTRANTS*	FORMATION	NUMBER

S.E. FUNERAL HOMES OF WEST VIRGINIA, INC.	WEST VIRGINIA	55-0526285
KLINGEL-CARPENTER MORTUARY, INC.	WEST VIRGINIA	55-0460584
S.E. ACQUISITION OF MALDEN, WEST VIRGINIA, INC.	WEST VIRGINIA	55-0764400
WILSON FUNERAL HOME, INC.	WEST VIRGINIA	55-0329572
LAKEWOOD MEMORIAL PARK, INC.	MISSISSIPPI	64-0188145
S.E. ACQUISITION OF NEVADA, INC.	NEVADA	88-0397289
NEPTUNE SOCIETY OF NEVADA, INC.	NEVADA	88-0285085
RENO MEMORIAL, INC.	NEVADA	88-0405570
S.E. ACQUISITION OF RENO, NEVADA, INC.	NEVADA	88-0405123
STRONG & BURNS FUNERAL HOME, INC.	NEW YORK	16-1449371
MONTLAWN MEMORIAL PARK, INC.	NORTH CAROLINA	56-1338130
S.E. ACQUISITION OF OREGON, INC.	OREGON	93-1187545
AMLING/SCHROEDER FUNERAL SERVICE, INC.	OREGON	93-1181655
CASCADE CREMATORY, INC.	OREGON	93-1179976
CHAPEL OF THE ROSES, INC.	OREGON	93-0474022
CHAPEL OF THE VALLEY FUNERAL HOME, INC.	OREGON	93-1162684
DUTTON, INC.	OREGON	93-1064740
J.P. FINLEY AND SON MORTUARY, INC.	OREGON	93-1066620
SUNSET HILLS MEMORIAL PARK	OREGON	93-0395535
S.E. GREENWOOD, INC.	OREGON	93-0179035
S.E. BEND NR, INC.	OREGON	93-0497426
S.E. ACQUISITION OF MYRTLE CREEK, OREGON, INC.	OREGON	93-1204595
S.E. ACQUISITION OF REEDSPORT, OREGON, INC.	OREGON	91-1852408
S.E. BEND TDHM, INC.	OREGON	93-1136418
S.E. CEMETERIES OF SOUTH CAROLINA, INC.	SOUTH CAROLINA	57-1019419
S.E. COMBINED SERVICES OF TENNESSEE, INC.	TENNESSEE	62-0453134
THE NASHVILLE HISTORIC CEMETERY ASSOCIATION, INC.	TENNESSEE	62-1455239
PASADENA FUNERAL HOME, INC.	TEXAS	75-2640884
S.E. FUNERAL HOMES OF TEXAS, INC.	TEXAS	75-0948243
BELEW FUNERAL HOME, INC.	TEXAS	75-2579187
EMERALD HILLS FUNERAL CORPORATION	TEXAS	75-2153941
GUARDIAN CREMATION SOCIETY, INC.	TEXAS	75-2783157
LYONS FUNERAL HOME, INC.	TEXAS	75-2552395
S.E. CEMETERIES OF TEXAS, INC.	TEXAS	75-1506921
ABBEY PLAN OF TEXAS, INC.	TEXAS	74-2869205
SIMPLICITY PLAN OF TEXAS, INC.	TEXAS	75-2317933
S.E. ACQUISITION OF WASHINGTON, INC.	WASHINGTON	91-1869762
E.R. BUTTERWORTH & SONS	WASHINGTON	91-0161720
CREMATION SOCIETY NORTHWEST, INC.	WASHINGTON	91-1689873
S.E.E.S. OF VANCOUVER, INC.	WASHINGTON	91-1435155
MONTICELLO MEMORY GARDENS, INC.	VIRGINIA	55-0590890
EASTERN CEMETERY ASSOCIATES, INC.	WEST VIRGINIA	55-0548764
KANAWHA PLAZA PARTNERSHIP	WEST VIRGINIA	55-0540511
LOI CHARLESTON, INC.	WEST VIRGINIA	55-0722745
NATIONAL EXCHANGE TRUST, LTD.	WEST VIRGINIA	55-0579178
NATIONAL FUNERAL SERVICES, INCORPORATED	WEST VIRGINIA	55-0604593
S.E. CEMETERIES OF WEST VIRGINIA, INC.	WEST VIRGINIA	55-0418939

*	The address for each of the additional registrants is 1333 South Clearview Parkway, Jefferson, LA 70121, telephone (504) 729-1400. The primary standard industrial classification code number for each of the additional Registrants is 7200.

v

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 18, 2005

Prospectus

(Stewart logo)

Stewart Enterprises, Inc.

Offer to Exchange
Up to $200,000,000 Registered 6 1/4% Senior Notes Due 2013
for
Any and all Outstanding Unregistered 6 1/4% Senior Notes Due 2013

          We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, all of our 6 1/4% senior notes due 2013 that we have registered under the Securities Act of 1933 (the “Exchange Notes”) for all of our outstanding 6 1/4% senior notes due 2013 (the “Outstanding Notes”). In this prospectus we refer to the Exchange Notes and the Outstanding Notes collectively as the “notes.”

The Exchange Offer

•	We hereby offer to exchange all Outstanding Notes that are validly tendered and not withdrawn for an equal principal amount of Exchange Notes which are registered under the Securities Act of 1933.

•	The exchange offer will expire at 5:00 p.m. New York City time, on , 2005, unless extended.

•	You may withdraw tenders of your Outstanding Notes at any time before the exchange offer expires.

•	The Exchange Notes are substantially identical to the Outstanding Notes, except that the transfer restrictions and registration rights relating to the Outstanding Notes will not apply to the Exchange Notes.

•	We believe that the exchange of Outstanding Notes will not be a taxable event for federal income tax purposes, but you should read “Certain U.S. Federal Income Tax Considerations” beginning on page 62 for more information.

•	We will not receive any proceeds from the exchange offer.

•	No public market currently exists for the Exchange Notes. We do not intend to apply for listing of the Exchange Notes on any securities exchange or the Nasdaq Stock Market or to arrange for them to be quoted on any quotation system.

•	Interest on the Exchange Notes will be paid at the rate of 6 1/4% per annum, semi-annually in cash in arrears on each February 15 and August 15, beginning on August 15, 2005.

          Investing in the Exchange Notes involves risks that we describe in the “Risk Factors” section beginning on page 18.

          Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the date of this prospectus, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Exchange Notes or passed on the adequacy or accuracy of this prospectus and any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2005.

     We have not authorized anyone to give any information or represent anything to you other than the information in this prospectus. You must not rely on any unauthorized information or representations. We are not making an offer to sell the Exchange Notes in any jurisdiction where the offer or sale is not permitted.

Page
Prospectus Summary	1
Selected Consolidated Financial and Operating Data	14
Risk Factors	18
Use of Proceeds	28
Capitalization	29
Exchange Offer	31
Description of Notes	38
Certain United States Federal Tax Considerations	62
Plan of Distribution	66
Legal Matters	67
Experts	67
Available Information and Incorporation by Reference	67
Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.
Calculation of Ratio of Earnings to Fixed Charges
Calculation of Pro Forma Ratio of Earnings to Fixed Charges
Subsidiaries of the Company
Consent of PricewaterhouseCoopers LLP
Statement of Eligibility of U.S. Bank National Association
Form of Letter of Transmittal
Form of Notice of Guaranteed Delivery

THIS DOCUMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT PRINTED IN THIS DOCUMENT BUT IS CONTAINED IN DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”). THIS INFORMATION IS AVAILABLE AT THE INTERNET WEB SITE THE SEC MAINTAINS AT HTTP://WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. SEE “AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE” ON PAGE 67.

YOU ALSO MAY REQUEST COPIES OF THESE DOCUMENTS FROM US, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY CONTACTING US AT: STEWART ENTERPRISES, INC., 1333 SOUTH CLEARVIEW PARKWAY, JEFFERSON, LOUISIANA 70121, ATTN: MARTIN R. DE LAUREAL, (504) 729-1400. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH AN INVESTMENT DECISION IS TO BE MADE WITH RESPECT TO THE EXCHANGE NOTES OFFERED HEREBY AND IN ANY EVENT NO LATER THAN                     , 2005, WHICH IS FIVE BUSINESS DAYS PRIOR TO THE INITIAL EXPIRATION DATE OF THE EXCHANGE OFFER.

TERMS USED IN THIS PROSPECTUS

     In this prospectus, “Stewart,” the “Company,” “we,” “our” and “us” refer to Stewart Enterprises, Inc. and its subsidiaries, unless otherwise indicated.

MARKET, RANKING AND INDUSTRY DATA

     The data included in or incorporated by reference into this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on our estimates formulated from our management’s knowledge of and experience in the markets in which we operate and information obtained from our internal surveys, market research, publicly available information and industry publications. We believe these estimates to be accurate as of the date of this prospectus or the document incorporated by reference, as applicable. However, this information may prove to be inaccurate because of the imprecise methods by which we and others accumulated some of the data or because this information cannot always be verified due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market, ranking and other industry data included in or incorporated by reference into this prospectus, and estimates and beliefs based on that data, may not be reliable.

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FORWARD-LOOKING STATEMENTS

     This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), both as amended. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements contained in this prospectus include but are not limited to the financial projections made in Item 5 of our Form 10-Q for the quarter ended January 31, 2005 and the assumptions underlying them, along with statements relating to (1) anticipated future performance of our preneed sales program, (2) anticipated future performance of funds held in trust, (3) anticipated mortality trends, (4) potential results of our operating initiatives, (5) our ability to control costs and maintain our margins, (6) our current plans for deployment of our projected cash flow, (7) the success and timing of selling the small businesses that are for sale and (8) our ability to realize the carrying value of our deferred tax assets. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “plan” or “anticipate” and other similar words. Such forward-looking statements may be contained in the sections “Prospectus Summary” and “Risk Factors,” among other places.

     Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in this prospectus. We do not intend, and we undertake no obligation, to update any forward-looking statement. Currently known risk factors include, but are not limited to, the factors described in this prospectus in the section “Risk Factors.” We urge you to review carefully the section “Risk Factors” in this prospectus for a more complete discussion of the risks of an investment in the notes.

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PROSPECTUS SUMMARY

     This summary highlights the information contained elsewhere in this prospectus or incorporated by reference. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of the exchange offer and the Exchange Notes, as well as the tax and other considerations that may be important to you, we encourage you to read this entire prospectus and the documents to which we refer you. You should pay careful attention to the matters discussed in the section “Risk Factors” beginning on page 18, and the other documents incorporated by reference in this prospectus.

     We report our financial results on a fiscal year rather than a calendar year basis. When we refer to a particular fiscal year in this prospectus, we mean the twelve months ended October 31 of that year.

Company Overview

     Founded in 1910, we are the third largest provider of funeral and cemetery products and services in the death care industry in the United States. Through our subsidiaries, we provide a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis. As of April 11, 2005, our operations included 235 funeral homes and 147 cemeteries in 26 states within the United States and in Puerto Rico. For fiscal year 2004, we had $516.9 million of revenue from continuing operations.

     In fiscal year 2004, our funeral operations accounted for approximately 54 percent of our total revenues, and our cemetery operations accounted for the remaining 46 percent. Our funeral homes offer a wide range of services and products including funeral services, cremation, transportation services, removal and preparation of remains, caskets and flowers. Our cemetery operations sell cemetery property, merchandise and services. Cemetery property includes lots, lawn crypts and family and community mausoleums. Cemetery merchandise includes vaults, monuments and markers. Cemetery services include burial site openings and closings and inscriptions.

     We believe that we operate one or more of the premier death care facilities in each of our principal markets. In our view, a premier facility is one that is among the most highly regarded facilities in its market area in terms of a number of factors such as tradition, heritage, reputation, physical size, volume of business, available inventory, name recognition, aesthetics and/or potential for development or expansion. Our funeral homes and cemeteries are located primarily in the Southern, Western, Mid-Atlantic and Mid-Western states, generally in large metropolitan areas such as Miami, Orlando, Tampa and St. Petersburg, Florida; Dallas, Fort Worth and Houston, Texas; Los Angeles, San Diego and San Francisco, California; New Orleans, Louisiana; Baltimore, Maryland and the District of Columbia. According to the United States Bureau of the Census, many of these areas have a large population over age 65, which represents a principal target market for our preneed sales program as well as at-need sales. We believe that we are an industry leader in marketing preneed cemetery property and preneed funeral and cemetery merchandise and services, and we consider preneed sales to be an integral part of our long-term business strategy.

     Cemetery operations account for a significantly larger percentage of our total revenues than those of our three largest public competitors. We believe cemeteries provide the best foundation for securing long-term market share in our industry. The sale of cemetery property to a family creates a relationship that builds heritage over time, as family members are buried in a plot or mausoleum and as other family members purchase additional cemetery property in order to be buried in the same cemetery. Our relationships with our cemetery property customers allow us to offer related products and services, such as cemetery merchandise and funeral services, at one of our businesses located on the cemetery grounds or nearby.

     We believe that our combination operations help to increase our market share. Combination operations are cemeteries with a funeral home onsite that is operated in conjunction with the cemetery. By building new funeral homes on existing cemetery property, we are able to offer families the convenience of complete funeral home and cemetery planning, services and merchandise from a single location at a competitive price at the time of need or on a preneed basis. Approximately 48 percent of the cemeteries in our continuing operations have a funeral home onsite that we operate in conjunction with the cemetery. In addition to our combination operations, approximately 37 percent of our cemeteries are located within the same market as, and operated in conjunction with, one or more of our nearby funeral homes. We frequently organize our operating units in “clusters,” which are geographically integrated groups of funeral homes and cemeteries, allowing us to cost-effectively pool resources, such as assets, personnel and services, and generate higher margins.

Industry Overview

     We believe that the death care industry in the United States is characterized by the following fundamental attributes:

     Highly fragmented industry. Death care businesses in the United States have traditionally been relatively small, family-owned enterprises that have passed through successive generations within the family. The decade of the 1990s witnessed a trend of family-owned firms consolidating with larger organizations, but this trend slowed dramatically in 1999. As the number of consolidators participating in the acquisition market declined, those that remained generally applied significantly tighter pricing criteria, and many potential sellers withdrew their businesses from the market rather than pursuing transactions at lower prices.

     The four largest public operators of funeral homes in the United States are Service Corporation International, Alderwoods Group, Inc., Stewart Enterprises, Inc. and Carriage Services, Inc., and we believe that these four companies collectively represent approximately 20 percent of industry revenues in the United States. We estimate that our industry, which consists of approximately 22,000 funeral homes and 10,500 cemeteries in the United States, collectively generates approximately $15 billion in annual revenue. Our industry continues to be characterized by a large number of locally-owned, independent operations, with approximately 80 percent of industry revenue being generated by independently-owned operations.

     Importance of tradition; barriers to entry. We believe it is difficult for new competitors to enter existing markets successfully by opening new cemeteries. Entry into the cemetery market can be difficult due to several factors. Because families tend to return to the same cemetery for multiple generations to bury family members, it is difficult for new cemeteries to attract families. Additionally, mature markets, including many of the metropolitan areas where our cemeteries are located, are often served by an adequate number of existing cemeteries with sufficient land for additional plots, whereas land for new cemetery development is often scarce and expensive. Regulatory complexities and zoning restrictions also make entry into the cemetery market difficult. Finally, development of a new cemetery usually requires a significant capital investment that takes several years to produce a return. Entry into the funeral home market can be difficult for many of the same reasons. Families are often willing to move from an existing funeral home to a newer facility developed on the grounds of their preferred cemetery; however, absent that connection, families tend to choose the funeral home that previously served their family.

     Continuing need for products and services; increasing number of deaths. There is an inevitable need for the products and services our industry offers. Although the number of deaths in the United States will reflect short-term fluctuations, deaths in the United States are expected to increase at a steady, moderate pace over the long-term. According to the United States Bureau of the Census, the number of deaths in the United States is expected to increase by approximately 1 percent per year, from 2.4 million in 2000 to 2.6 million in 2010, although longer life spans could reduce the rate of deaths. Furthermore, the average age of the population in the United States is increasing. According to the United States Bureau of the Census, the United States population over 50 years of age is expected to increase by approximately 2 percent per year, from 76.1 million in 2000 to 97.1 million in 2010. We believe the aging of the population is particularly important because it expands our target market for preneed sales, as persons over the age of 50 are the most likely group to make preneed funeral and cemetery arrangements.

     Growing demand for cremation. Consumer preferences in the death care industry tend to change slowly. One significant trend in the United States is an increasing preference of consumers for cremations instead of a traditional burial. Industry research indicates that the percentage of cremations has increased steadily and that cremations will represent approximately 35 percent of deaths in the United States by the year 2010, compared to 28 percent in 2002. The trend toward cremations has been a significant concern for traditional funeral home and cemetery operators because cremations have typically included few, if any, additional products or services other than the cremation itself. However, industry research has shown that consumers most commonly choose cremation over traditional funerals for reasons other than cost, and we believe that cremations also provide our company with an opportunity to offer families an array of additional products and services with an emphasis on customization.

     Growing demand for customization. Our market research and operational experience indicate a growing demand for increased personalization of death care products and services, presenting us with an opportunity for enhancing our customers’ satisfaction and increasing our revenue per sale through our custom funeral planning program. For additional information, see below under the heading “Competitive Strengths — Emphasis on customization and personalization.”

Competitive Strengths

     Leading market positions. We are the third largest provider of funeral and cemetery products and services in the United States and have been in business for more than 90 years. We believe that we operate one or more of the premier death care facilities in each of our principal markets, which are primarily in larger metropolitan areas in the Southern, Western, Mid-Atlantic and Mid-Western states. We believe that funeral homes and cemeteries in the United States perform an average of approximately 100 funerals and 165 burials per year, while our facilities perform an average of approximately 265 funerals and 375 burials per year. In addition, more than 40 percent of our properties are located in California, Florida and Texas, which are three of the four states with the highest populations over age 65, an age group that represents a large portion of our target market.

     Strong cemetery operations. In fiscal year 2004, our cemetery operations accounted for approximately 46 percent of our total revenues, which is a significantly larger percentage than any of our three largest competitors. We believe this is a competitive advantage because families generally return to the same cemetery for multiple generations to bury family members. Cemetery property often becomes an important part of a family’s heritage, and family members who relocate are often returned to their home cemetery to be buried. We build on our relationships with our cemetery customers by offering additional cemetery property to related family members and by offering related products and services such as cemetery merchandise and funeral services at one of our funeral homes located on the cemetery grounds or nearby. Approximately 39 percent of our total cemetery acreage is available for future development.

     Emphasis on combination operations. Approximately 48 percent of our cemeteries have a funeral home onsite that is operated in conjunction with the cemetery, which we refer to as a combination operation. This is a higher percentage of combination operations than any of our three largest competitors. We believe combination operations represent a competitive advantage because they offer families the convenience of complete death care services at a single location. A family that is planning a burial in one of our cemeteries often perceives our onsite funeral home to be a more desirable location for funeral services than an unaffiliated offsite funeral home. Thus, the call volume of the funeral home is enhanced by the heritage of the cemetery, and, over time, the volume of cemetery events increases as well. In addition, combination operations enhance our purchasing power, enable us to employ more sophisticated management systems and allow us to share facilities, equipment, personnel and a preneed sales force, resulting in lower average operating costs and expanded marketing and sales opportunities. As a result, our combination operations usually generate higher operating margins compared to our stand-alone funeral homes and cemeteries. In addition to our combination operations, approximately 37 percent of our cemeteries are located within the same market as, and operated in conjunction with, one or more of our funeral homes.

     Expertise in preneed sales; strong backlog. We believe that we are distinguished from our competitors by our strong emphasis on, and more than 60-year history of experience with, preneed sales. Preneed plans enable families to specify in advance and prepay for cemetery property and funeral and cemetery services and products. We market our preneed properties, services and products domestically through a full-time staff of commissioned sales counselors. We estimate that as of October 31, 2004 the future value of our preneed funeral and cemetery services and merchandise backlog represented approximately $2.0 billion of revenue to be recognized in the future as these prepaid products and services are delivered. This represents the face value of the backlog plus the earnings that are projected on the funds held in trust with a weighted average yield of 5.8 percent and the estimated build-up in the face value of insurance contracts. It assumes no future preneed sales and assumes maturities each year consistent with our experience, with the majority of existing contracts expected to mature over the next 15 years. As of October 31, 2004, the value of the preneed backlog, excluding any future earnings on the funds held in trust and any build-up in the face value of insurance contracts, but including earnings and losses realized to date on the funds held in trust, was approximately $1.4 billion.

     Our expertise in preneed sales has historically developed out of, and now complements, our strong cemetery operations. This is because cemetery property, such as a burial plot, is usually the first purchase a family will make when considering preneed arrangements. We build on our relationships with our preneed cemetery property customers by offering them additional preneed products and services such as cemetery merchandise and funeral services. Our focus on preneed cemetery property sales is also important because these sales generate current revenues and higher current cash flows than other types of preneed sales. During fiscal year 2004, 36.6 percent of the funerals delivered by our same-store businesses were funerals sold preneed that were delivered out of our backlog.

     Emphasis on customization and personalization. During 1999 we took steps to gain a competitive advantage by placing our company at the forefront of product offerings based on consumer preferences. We hired a major consulting firm to assist us in conducting an extensive market study evaluating changing trends in consumer preferences. With more than 2,400 interviews conducted, we believe this to be the most exhaustive recent study of consumer preferences in our industry. This project provided us with the consumer’s perspective on our operations and facilities. We gained valuable insight into how our employees, business practices and facilities can better meet consumer preferences. Our implementation of new products and services based on the findings of this project continue to be positive drivers for our funeral business.

     Among other important findings, our market research indicates that consumer preferences are shifting towards more personalized memorial services and merchandise in the context of both traditional burials and cremations. We have responded to these changing preferences by, among other things, training our funeral arrangers to offer our customers a broad range of options, such as designing a funeral service to reflect the special interests or accomplishments of the deceased. We developed a custom funeral planning program and have implemented this program in over 100 of our funeral homes through the end of fiscal year 2004. By the end of fiscal year 2005, we expect to have implemented this program in an additional 60 of our funeral homes. We are also changing the way our product offerings are displayed at our locations, making it easier for our customers to appreciate our wider selection. In our markets where these new business practices have been implemented, we believe that our product and service offerings have enhanced the experiences provided to families at our funeral homes and have contributed to increased revenues per sale. For fiscal year 2004, our goal was to increase the average revenue per funeral service, excluding trust earnings, 2 percent to 3 percent compared to fiscal year 2003, and we attained this goal with an increase in average revenue of 3.6 percent per traditional service and 4.9 percent per cremation service.

     Expertise in enhanced cremation and alternative service offerings. Our alternative service firms are generally located in leased premises and have lower overhead than traditional funeral homes. Although death care arrangements at these locations are typically more cost-effective for the consumer than services at a traditional funeral home, it is not our goal to be the low-price leader in these markets. While the average revenue for a cremation service is generally lower than that of a traditional full-service funeral, we have found that these revenues can be substantially enhanced by our emphasis on customization. For example, in addition to a personalized memorial service to celebrate the life of the deceased, an enhanced cremation may include a casket, an urn and a niche in a mausoleum or columbarium in which to place the remains. For fiscal year 2004, we increased the average revenue per cremation (excluding trust earnings) 4.9 percent compared to fiscal year 2003. One of the drivers of this increase was our focus on customization and personalization as discussed above. We continue to market our products and services to address the rising demand for cremations.

     Centralized support services; cost controls. Our Shared Services Center, which we opened in 1997, was developed for the standardization and centralization of all of our facilities’ administrative and support processes such as accounting, management reporting, payroll, trust administration, contract processing, accounts receivable collection and other services. It allows us to decrease our costs without diminishing service by creating significant savings on items such as trust administration fees, travel expenses, office supplies, overnight delivery and long distance telephone services. Additionally, at the beginning of fiscal year 2000 we developed our centralized formal training strategy and began implementation of standardized marketing programs to enhance sales effectiveness. While our centralization of resources and standardization of processes represent a competitive advantage, our management structure is designed to allow local funeral home directors and cemetery managers substantial flexibility in their operations and service to families in an effort to maintain the traditional structure and culture of an individually-owned operation. We believe that this is important in order to maintain the level of caring, personalized service expected by the families we serve.

     Experienced management. We have an experienced management team, many of whom owned and operated their own funeral homes and cemeteries and joined us when we acquired their businesses. Our eight top executives have an average of 28 years of experience in the death care industry and have served our company for an average of 15 years.

Business Strategy

     Implement operating initiatives. In fiscal year 2003, we announced a group of new operating initiatives and created four task forces to address the following key areas: increased cemetery property sales volume, growth in the number of funeral events performed, cost improvements and employee development initiatives.

     Our preneed cemetery property task force is strategically targeting locations with maximum potential and developing specific plans to increase preneed property sales and attract new customers at each of the targeted locations. We view preneed property sales as the catalyst for growth in our cemetery segment as they create a new customer base for our businesses. These sales also result in high margins and produce positive cash flow. Recommendations from our preneed cemetery property task force were implemented in the third and fourth quarters of fiscal year 2003. We have transitioned to personalized selling, and in addition to requests generated by our media marketing campaigns, our sales people have been successful in obtaining referrals from their existing customer base to assist new customers with their cemetery and funeral needs. In fiscal year 2004, we achieved a 9 percent increase in cemetery property sales over fiscal year 2003, which was in line with our stated goal of 5 percent to 10 percent for 2004. Cemetery property sales increased 1.8 percent in the first quarter of fiscal year 2005 compared to the first quarter of fiscal year 2004. Cemetery property sales were significantly lower than expected in Puerto Rico. As a result, we have restructured our Puerto Rican sales organization and expect preneed sales to improve. Excluding sales in Puerto Rico, we would have achieved an 8 percent increase in cemetery property sales during the first quarter of fiscal year 2005 compared to the same period in 2004.

     We continue to develop and implement strategies to drive at-need and preneed funeral growth throughout our organization. We have developed an at-need task force and a cremation task force, implemented a funeral call incentive compensation program and continue to proceed with full implementation of our custom funeral planning program, additional advertising and employee training. Our funeral call volume task force is also using the most successful tactics of our top performing funeral homes to develop strategies to drive funeral call growth throughout our organization with an increased focus on preneed funeral sales. We believe that the continuous addition of preneed funeral contracts to our backlog is a primary driver of sustainable long-term growth in the number of families served by our funeral homes. For fiscal year 2004, we achieved a 9 percent increase in preneed funeral sales over fiscal year 2003, which was in line with our goal of 5 percent to 10 percent for 2004. We experienced a decline in same-store funeral call volumes from fiscal year 2003 to 2004 of 1.0 percent and a decrease of 5.4 percent in same-store funeral call volumes during the quarter ended January 31, 2005, as compared to the prior year. We believe that the lower events in the first quarter of fiscal year 2005 were primarily related to a decrease in deaths and are not indicative of a substantial loss in market share. We continue to focus on implementing and improving our initiatives to increase funeral events.

     To improve margins and reduce costs, our task force identified opportunities where we could reduce costs without sacrificing long-term results. These individuals conducted in-depth reviews of cost centers outside of their areas of responsibility to assure effective utilization of all resources. In December 2003, we restructured certain management functions and reduced our employee headcount by approximately 300 throughout the organization. In the markets in which we operate, declining deaths in recent years have resulted in reduced activity in many of our businesses, requiring fewer employees. Additionally, we restructured for a flatter organization to bring leadership closer to those individuals who have the greatest potential to improve the performance of each location. There were no reductions in the number of commissioned sales counselors. We believe the workforce reduction and the other cost reductions did not reduce the quality, service and value consistently provided to families through our funeral homes and cemeteries. We recorded a charge in fiscal year 2004 for severance and other costs associated with the workforce reductions of $2.4 million ($1.5 million after tax, or $0.01 per share). These cost reduction initiatives were expected to reduce costs by $16 million to $20 million annually, partially offset by approximately $8 million to $10 million in normal inflation of costs remaining in the business. During fiscal year 2004, we experienced a $9.6 million decrease in funeral, cemetery and corporate general and administrative expenses, which was in line with our forecasts. While we intend to control costs, we do not anticipate further cost cuts that are as significant as those implemented in fiscal 2004.

     The fourth initiative is to enhance employee satisfaction through professional growth, which includes the implementation of a mentoring program and succession plan for all key employee positions. We continue to invest in the professional growth of our employees through numerous programs and career development opportunities.

     Sell underperforming assets. In December 2003, we announced a plan to close or sell a number of small businesses, primarily funeral homes, most of which were acquired as part of a group of facilities, that were performing below acceptable levels or no longer fit our operating profile. We have worked hard over the past few years to improve the performance of all our businesses in order to meet changing consumer needs and to manage costs in a difficult operating environment, and for the most part, these efforts have been successful. However, for various reasons — such as size, location or competitive environment — a number of our businesses did not demonstrate a capacity for improving performance through our operating strategies, and in fact, have contributed very little to our profitability. Many of these are key-person businesses, and many are subject to volatile swings in market share. As of January 31, 2005, 62 of those businesses had been sold for $24.7 million in proceeds, and we had 17 additional businesses that we were continuing to market. We believe that the closing or sale of these businesses will enable management to focus on our most productive operations where our operating initiatives may bring about the greatest benefits in increased revenues and cash flow.

     Maintain backlog through preneed marketing. As part of the operating initiatives described above, we have increased our focus on preneed sales. We consider maintaining our backlog through preneed marketing to be an integral part of our long-term business strategy. Our primary objective is to balance our preneed sales levels and our cash investment while maintaining a sustainable and predictable level of growth in our backlog. The aging of the population represents a significant opportunity for us to expand our customer base through preneed marketing, as persons over 50 years of age are most likely to make these purchases.

     Focus on cash flow. In addition to controlling our costs, we plan to continue to focus on our cash flow through initiatives begun in fiscal year 2000. In fiscal year 2000, we restructured our preneed sales program to focus on increasing cash flow. We improved the quality of our preneed sales and the associated receivables by increasing finance charges, requiring larger down payments and shortening installment payment terms, although this resulted in a decrease in the overall level of preneed sales. We also suspended dividends from the fourth quarter of fiscal year 2000 through the first quarter of fiscal year 2005 and implemented a more rigorous internal process for reviewing capital expenditures. We plan to continue our focus on cash flow and continue controlling our costs by, among other things, obtaining volume discounts from suppliers and leveraging our operating costs through clustering and combination operations. Additionally, we have been incentivizing local managers to control costs by tying their compensation more closely to the profitability of the locations they manage.

     Deploy cash flow. We plan to continue to evaluate options for deployment of our cash flow as opportunities arise. In June 2003, we announced that our Board of Directors approved a stock repurchase program allowing us to invest up to $25.0 million in repurchases of our Class A common stock. In June 2004, our Board of Directors increased the program limit by an additional $3.0 million to $28.0 million. On March 17, 2005, we completed this program, having repurchased 4.4 million shares. On March 28, 2005, we announced a new $30.0 million stock repurchase program and the initiation of a quarterly cash dividend of two and one-half cents per share. See the section “Prospectus Summary — Recent Developments.” For fiscal 2005, we expect to use cash flow from operations to pay dividends, to repurchase stock, to maintain our facilities at a level comparable to fiscal 2004, to further reduce debt or for growth initiatives as appropriate. However, we believe that growing our organization through acquisitions will continue to be a good business strategy, as we enjoy the important synergies and economies of scale from our infrastructure.

     Increase enhanced cremation products and services. In fiscal years 2004, 2003 and 2002, 37 percent, 36 percent and 35 percent, respectively, of the funeral services we performed in our continuing operations were cremations. Our cremation rate for the quarter ended January 31, 2005 was 37 percent. The cremation rate in the United States has been increasing. According to industry estimates, 28 percent of deaths in the United States during 2002 resulted in cremations, and cremations are expected to represent 35 percent of deaths in the United States by the year 2010. As described above in “Competitive Strengths — Expertise in enhanced cremation and alternative service offerings,” we have been addressing this trend by providing enhanced cremation products and services at all of our funeral homes.

Recent Developments

     Quarterly Dividend. On March 28, 2005, we announced that our Board of Directors approved the initiation of a quarterly cash dividend of two and one-half cents per share of common stock. The first dividend is payable on April 29, 2005 to shareholders of record at the close of business on April 15, 2005. Although we intend to pay regular quarterly cash dividends for the foreseeable future, the declaration and payment of future dividends are discretionary and will be subject to determination by the Board of Directors each quarter after its review of our financial performance.

     Stock Repurchase Program. On March 28, 2005, we announced the adoption of a new stock repurchase program, authorizing the investment of up to $30 million in the repurchase of our common stock. We had previously announced our initial stock repurchase program in June of 2003 of up to $25 million (which was subsequently increased by $3 million to a total of $28 million). On March 17, 2005, we completed our initial stock repurchase program, having repurchased 4.4 million shares since its inception.

     Repurchases under the new program will be limited to our Class A common stock, and will be made in the open market or in privately negotiated transactions at such times and in such amounts as management deems appropriate, depending upon market conditions and other factors.

     Under our Amended and Restated Credit Agreement, based on balances on January 31, 2005, we can invest up to $56.7 million per year to repurchase stock and pay dividends.

     Board Composition and 2005 Directors’ Stock Plan. On April 5, 2005 at the Company’s annual shareholders’ meeting, William E. Rowe retired from the Board of Directors and as Chairman of the Board. At the recommendation of the Corporate Governance and Nominating Committee, John P. Laborde, an independent director of the Company since 1995, was appointed Chairman of the Board. Also, at the Company’s annual shareholders’ meeting, John C. McNamara was elected as a director to fill the vacancy left by Mr. Rowe’s retirement. The shareholders also approved the 2005 Directors’ Stock Plan, which authorizes a total of 400,000 shares of Class A common stock to be issued under the Plan to non-employee directors.

Refinancing Transactions

     Concurrently with the sale of the Outstanding Notes on February 11, 2005, we borrowed approximately $130.0 million in additional term loan debt under the accordion feature of our senior secured credit facility. We used the funds from the sale of the Outstanding Notes and the additional term loan borrowings, along with a portion of our cash and cash equivalents, to complete our offer to purchase our outstanding $300 million 10 3/4% senior subordinated notes due 2008 (the “10 3/4% Notes”) and pay related tender premiums, fees and expenses.

     The table below summarizes our sources and uses of funds from these transactions, which we refer to in this prospectus as the “refinancing transactions” as of February 18, 2005:

Amount
(in thousands)
Sources of Funds
Cash and cash equivalents	$712
Additional term loan borrowings	130,000
Sale of Outstanding Notes	200,000

Total sources	$330,712

Uses of Funds
Repurchase 10 3/4% Notes(1)	$298,250
Tender premium and accrued interest	28,124
Fees and expenses	4,338

Total uses	$330,712

(1)	Represents the total principal amount of 10 3/4% Notes tendered as of the completion of the tender offer on February 18, 2005.

     Our principal executive offices are located at 1333 South Clearview Parkway, Jefferson, Louisiana 70121, and our telephone number is 504-729-1400.

Summary of the Exchange Offer

The Initial Offering of Outstanding Notes
We sold the Outstanding Notes on February 11, 2005 to Banc of America Securities LLC, Bear, Stearns & Co., Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Calyon Securities (USA) Inc. and SunTrust Capital Markets, Inc. We collectively refer to those parties in this prospectus as the “Initial Purchasers.” The Initial Purchasers subsequently resold the Outstanding Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. Persons within the meaning of Regulation S under the Securities Act.

Registration Rights Agreement	Simultaneously with the initial sale of the Outstanding Notes, we entered into a Registration Rights Agreement. In the Registration Rights Agreement, we agreed, among other things, to use our reasonable best efforts to complete a registered exchange offer for the Outstanding Notes or cause to become effective a shelf registration statement for resales of the Outstanding Notes. The exchange offer is intended to satisfy your rights under the Registration Rights Agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Outstanding Notes.

The Exchange Offer	We are offering to exchange the Exchange Notes which have been registered under the Securities Act for your Outstanding Notes. In order to be exchanged, an Outstanding Note must be properly tendered and accepted. All Outstanding Notes that are validly tendered and not validly withdrawn will be exchanged. We will issue Exchange Notes promptly after the expiration of the exchange offer.

Resales	We believe that the Exchange Notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

• the Exchange Notes are being acquired in the ordinary course of your business;

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes issued to you in the exchange offer; and

• you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any Exchange Notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your Exchange Notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued Exchange Notes in the exchange offer for its own account in exchange for Outstanding Notes that were acquired by that broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the Exchange Notes issued to it in the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, __________, 2005, unless we decide to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, including that it does not violate applicable law or any applicable interpretation of the staff of the SEC.

Procedures for Tendering Outstanding Notes	If you wish to tender your Outstanding Notes for exchange in this exchange offer, you must transmit to the exchange agent on or before the expiration date either:

• An original or a facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your Outstanding Notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

• If the Outstanding Notes you own are held of record by The Depository Trust Company, or “DTC,” in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC, or “ATOP,” in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your Outstanding Notes and update your account to reflect the issuance of the Exchange Notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent.

In addition, you must deliver to the exchange agent on or before the expiration date:

• If you are effecting delivery by book-entry transfer, a timely confirmation of book-entry transfer of your Outstanding Notes into the account of the exchange agent at DTC; or

• If necessary, the documents required for compliance with the guaranteed delivery procedures.

Special Procedures for Beneficial Owners
If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of Outstanding Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or Outstanding Notes in the exchange offer, you should contact the person in whose name your book-entry interests or Outstanding Notes are registered promptly and instruct that person to tender on your behalf.

Withdrawal Rights	You may withdraw the tender of your Outstanding Notes at any time prior to

5:00 p.m., New York City time on ___, 2005.

Federal Income Tax Considerations	We believe that the exchange of Outstanding Notes will not be a taxable event for U.S. federal income tax purposes.

Use of Proceeds	We will not receive any proceeds from the issuance of Exchange Notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer.

Summary of Terms of the Exchange Notes

     The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act. As a result, the Exchange Notes will not bear legends restricting their transfer and will not contain the registration rights and additional interest provisions contained in the Outstanding Notes. The Exchange Notes represent the same debt as the Outstanding Notes. Both the Outstanding Notes and the Exchange Notes are governed by the same indenture. Unless otherwise required by the context, we use the term “notes” in this prospectus to refer collectively to the Outstanding Notes and the Exchange Notes.

Issuer	Stewart Enterprises, Inc., a Louisiana corporation.

Securities	$200.0 million in principal amount of 6 1/4% senior notes due 2013.

Maturity	February 15, 2013.

Interest	Annual rate: 6 1/4%. Payment frequency: every six months on February 15 and August 15. First payment: August 15, 2005.

Guarantees	All of our existing and future direct and indirect domestic subsidiaries, except for specified subsidiaries, will be guarantors of the notes on a general unsecured and unsubordinated basis.

Ranking	The notes will be our, and the guarantees will be the guarantors’, general unsecured and unsubordinated obligations. Accordingly, they will rank:

• equal to all of our and the guarantors’ existing and future unsecured, unsubordinated indebtedness;

• senior to all of our and the guarantors’ existing and future subordinated indebtedness;

• effectively subordinated to all of our and the guarantors’ existing and future secured indebtedness, including indebtedness under our senior secured credit facility, to the extent of the assets securing such indebtedness; and

• effectively subordinated to all existing and any future indebtedness and other liabilities of our subsidiaries that are not guaranteeing the notes, to the extent of the assets of such subsidiaries.

Assuming we had completed the refinancing transactions as of January 31, 2005, the notes would have been effectively subordinated to approximately $229.8 million of secured indebtedness under our senior secured credit facility and would have ranked equally with approximately $1.6 million of other senior unsecured indebtedness, and the guarantees would have been effectively subordinated to approximately $230.3 million of the secured indebtedness of the guarantors ($229.8 million of which represented guarantees of indebtedness under our senior secured credit facility) and would have ranked equally with approximately $2.2 million of other senior unsecured indebtedness of the guarantors. Assuming we had completed the refinancing transactions as of January 31, 2005, the non-guarantor subsidiaries had $178.7 million of debt and other liabilities.

Optional Redemption	We may redeem the notes, in whole or in part, at any time on or after February 15, 2009 at the redemption prices described in the section “Description of Notes

— Optional Redemption” plus accrued and unpaid interest, if any.

Mandatory Offer to Repurchase	If we experience specific kinds of changes in control, we must offer to purchase the notes at 101 percent of their face amount, plus accrued interest.

Certain Covenants	Both the Outstanding Notes and the Exchange Notes are governed by the same indenture. This indenture contains covenants that limit our ability and the ability of our subsidiaries to:

• create liens securing indebtedness; and

• enter into sale and lease back transactions.

This indenture also limits our ability to merge, consolidate or sell substantially all our assets. These covenants are subject to important exceptions. See the sections “Risk Factors — The notes lack some covenants typically found in other comparably rated public debt securities” and “Description of Notes — Covenants” for more information.

     You should refer to the section “Risk Factors” for an explanation of some risks of participating in the exchange offer.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following table sets forth our selected historical consolidated financial and operating data as of and for the five fiscal years ended October 31, 2000, 2001, 2002, 2003 and 2004, and as of and for the three months ended January 31, 2004 and 2005. The results of operations for the three months ended January 31, 2005 are not necessarily indicative of the results to be expected for the full year. The annual financial information is derived from our audited consolidated financial statements filed as an exhibit to our Form 8-K filed April 15, 2005 (the “April 15, 2005 Form 8-K”). The quarterly financial information is derived from our unaudited consolidated financial statements included in our Form 10-Q for the quarter ended January 31, 2005. We filed the April 15, 2005 Form 8-K solely to show the effect of the reclassification of some of our businesses previously identified as discontinued operations in our Annual Report on Form 10-K for the year ended October 31, 2004 (the “2004 Form 10-K”) back into continuing operations for the periods presented. The treatment of these businesses as discontinued operations was appropriate for our 2004 Form 10-K, as these businesses met the requirements for discontinued operations reporting as of October 31, 2004. Thus, the April 15, 2005 Form 8-K was not an amendment to our 2004 Form 10-K. The April 15, 2005 Form 8-K was responsive to the requirement to treat discontinued operations consistently in the historical financial statements incorporated by reference into this prospectus. See the April 15, 2005 Form 8-K for additional information.

										Three Months Ended
	Year Ended October 31,									January 31,
	2000	2001		2002		2003		2004		2004		2005
	(dollars in thousands)									(Unaudited)
Statement of Earnings Data(1):
Revenues:
Funeral	$430,570	$389,497		$325,240		$280,329		$280,045		$74,774		$71,623
Cemetery	282,728	256,493		235,908		223,384		236,837		56,015		54,856

Total revenues	713,298	645,990		561,148		503,713		516,882		130,789		126,479
Gross profit:
Funeral	114,730	90,267		86,413		70,094		78,250		22,838		20,210
Cemetery	62,292	59,491		56,584		49,706		56,533		14,167		11,684

Total gross profit	177,022	149,758		142,997		119,800		134,783		37,005		31,894
Corporate general and administrative expenses	(19,763)	(18,020)		(17,261)		(17,733)		(17,097)		(3,913)		(4,216)
Separation charges	—	—		—		(2,450	)(5)	(3,435	)(5)	(1,993	)(5)	—
Impairment of goodwill	—	—		—		(73,000	)(6)	—		—		—
Gains on dispositions and impairment (losses), net	—	(269,158	)(2)	(18,500	)(4)	(18,972	)(7)	564	(7)	603	(7)	331	(7)
Other operating income, net	1,953	6,997		2,544		2,093		2,122		439		244

Operating earnings (loss)	159,212	(130,423	)(2)	109,780	(4)	9,738	(5)(6)(7)	116,937	(5)(7)	32,141	(5)(7)	28,253	(7)
Interest expense	(61,394)	(63,572)		(62,339)		(53,478)		(47,335)		(12,521)		(10,376)
Loss on early extinguishment of debt	—	(9,120	)(3)	—		(11,289	)(8)	—		—		(2,651	)(9)
Investment and other income (expense), net	5,501	5,212		20		545		(922)		(1,125)		108

Earnings (loss) from continuing operations before income taxes	$103,319	$(197,903	)(2)(3)	$47,461	(4)	$(54,484	)(5)(6)(7)(8)	$68,680	(5)(7)	$18,495	(5)(7)	$15,334	(7)(9)

Earnings (loss) from continuing operations	$65,608	$(159,670	)(2)(3)	$30,685	(4)	$(59,740	)(5)(6)(7)(8)	$43,485	(5)(7)	$11,467	(5)(7)	$9,345	(7)(9)
Earnings (loss) from discontinued operations	1,186	1,014		1,181		(13,728	)(7)	2,677	(7)	261		(135	)(7)
Cumulative effect of change in accounting principles (net of $166,669 income tax benefit in 2001)	—	(250,004	)(1)	—		—		—		—		—

Net earnings (loss)	$66,794	$(408,660	)(2)(3)	$31,866	(4)	$(73,468	)(5)(6)(7)(8)	$46,162	(5)(7)	$11,728	(5)(7)	$9,210	(7)(9)

Basic earnings (loss) per common share from continuing operations	$0.62	$(1.49	)(2)(3)	$0.29	(4)	$(0.55	)(5)(6)(7)(8)	$0.40	(5)(7)	$0.11	(5)(7)	$0.08	(7)(9)
Diluted earnings (loss) per common share from continuing operations	$0.62	$(1.49	)(2)(3)	$0.28	(4)	$(0.55	)(5)(6)(7)(8)	$0.40	(5)(7)	$0.11	(5)(7)	$0.08	(7)(9)

Year Ended October 31,
2000(10)
(dollars in thousands)
Pro forma amounts assuming 2001 change in accounting principles was applied retroactively:
Net earnings	$57,449

Basic earnings per common share	$0.54

Diluted earnings per common share	$0.54

										Three Months Ended
	Year Ended October 31,									January 31,
	2000	2001		2002		2003		2004		2004		2005
	(dollars in thousands)									(Unaudited)
Other Financial Data(1):
Depreciation and amortization	$54,267	$79,192		$56,177		$53,711		$52,820		$12,883		$11,687
Capital expenditures	36,017	26,049		18,630		18,439		20,423		4,806		6,512
Ratio of earnings to fixed charges(11)	2.54x	—	(12)(13)	1.73x	(14)	—	(15)	2.38x	(16)	2.40x	(17)	2.42x	(18)
Pro forma ratio of earnings to fixed charges(10)								3.35x	(16)(19)			3.67x	(19)

						Three Months Ended
	As of October 31,					January 31,
	2000	2001(20)	2002(21)	2003(22)	2004(22)	2004(22)	2005
	(dollars in thousands)					(Unaudited)
Balance Sheet Data(1):
Cash and cash equivalents	$91,595	$23,123	$28,190	$18,585	$21,514	$14,602	$12,142
Total assets	2,476,191	3,238,407	3,015,584	2,573,175	2,565,198	2,526,270	2,564,484
Total debt	950,527	693,467	551,944	502,115	416,805	463,323	402,531
Shareholders’ equity	1,074,657	752,060	812,263	738,859	784,258	754,847	805,982

						Three Months Ended
	Year Ended October 31,					January 31,
	2000	2001(20)	2002(21)	2003	2004(7)	2004	2005
						(Unaudited)
Consolidated Operating Data:
Funeral homes in operation at end of period	627	516	307	299	242	291	236
At-need funerals performed	110,113	102,944	71,017	48,544	42,542	12,430	10,300
Prearranged funerals performed	27,042	26,682	24,314	22,538	23,891	6,480	5,675

Total funerals performed	137,155	129,626	95,331	71,082	66,433	18,910	15,975
Prearranged funerals sold	48,844	36,417	31,270	28,563	29,296	6,348	6,136
Backlog of prearranged funerals at end of period	446,158	392,986	349,110	347,785	337,879	346,140	335,904
Cemeteries in operation at end of period	163	159	150	148	147	148	147
Interments performed	60,636	60,347	57,405	53,830	53,149	14,265	13,524

(1)	Effective November 1, 2000, we changed our methods of accounting for prearranged sales activities in accordance with Staff Accounting Bulletin (“SAB”) No. 101 (fiscal year 2001 change in accounting principles), which resulted in a $250.0 million charge for the cumulative effect of the change in accounting principles. Effective November 1, 2001, we implemented Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” which eliminated the amortization of goodwill. We adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” in fiscal year 2003. Discontinued operations for all periods presented in the table above consist primarily of the results of operations of businesses sold during fiscal year 2004 and during the first fiscal quarter of 2005 (including any gains and losses associated with the sale of those businesses and any impairment losses associated with those businesses). See Notes 2(r) and 15 to the consolidated financial statements in our April 15, 2005 Form 8-K for further disclosure on the reclassification of the discontinued operations. Continuing operations for all periods presented in the table above consist of the results of operations of our other businesses (including any gains and losses associated with the sale of those businesses and any impairment losses associated with those businesses). Results of businesses that were ultimately sold as real estate are included in continuing operations for all periods presented. We completed the sale of our foreign operations in fiscal year 2002, and the results of operations for these businesses are included in continuing operations for fiscal years 2000, 2001 and 2002.

Effective April 30, 2004, we implemented FIN 46R which resulted in the consolidation of our preneed funeral and cemetery merchandise and services trusts and our cemetery perpetual care trusts. Our financial statements were not restated to reflect the implementation of FIN 46R. The implementation of FIN 46R affects classifications within the balance sheet, statement of earnings and statement of cash flows, but has no effect on shareholders’ equity, net cash flow or the recognition and reporting of revenues or net earnings. For a more detailed discussion, see Notes 3 through 7 to the consolidated financial statements in our April 15, 2005 Form 8-K.

(2)	In the third quarter of 2001, we incurred a noncash charge of $269.2 million primarily related to the write-down of assets held for sale to their estimated fair values. See Note 15 to the consolidated financial statements in our April 15, 2005 Form 8-K.

(3)	During the third quarter of fiscal year 2001, we incurred a charge for the loss on early extinguishment of debt in connection with our debt refinancing that occurred in June 2001.

(4)	In the third quarter of 2002, primarily as a result of the significant devaluation of the Argentine peso and the depressed economic conditions in Argentina, we re-evaluated the expected loss on the disposition of assets held for sale, and we incurred a noncash charge of $18.5 million. See Note 15 to the consolidated financial statements in our April 15, 2005 Form 8-K.

(5)	During fiscal years 2003 and 2004, we incurred $2.5 million and $3.4 million, respectively, in separation charges related to severance and other costs associated with workforce reductions announced in December 2003 (of which $2.0 million related to the three months ended January 31, 2004) and related to separation pay for former executive officers. See Note 16 to the consolidated financial statements in our April 15, 2005 Form 8-K.

(6)	In the fourth quarter of 2003, we incurred a noncash goodwill impairment charge of $73.0 million. See Note 17 to the consolidated financial statements in our April 15, 2005 Form 8-K.

(7)	In fiscal year 2003, we incurred noncash charges for the impairment of certain long-lived assets of $19.0 million in continuing operations and $15.3 million in discontinued operations. In fiscal year 2004, we evaluated our long-lived assets, recorded impairment charges of $0.4 million and sold several assets that we held for sale at a net gain of $1.0 million. The net effect was that we recorded gains on dispositions, net of impairment losses, of $0.6 million in continuing operations, of which $0.6 million related to the three months ended January 31, 2004. We also recorded gains on dispositions, net of impairment losses, of $1.4 million in discontinued operations. During the three months ended January 31, 2005, we evaluated our long-lived assets, recorded impairment charges of $0.3 million and sold several assets that we held for sale at a net gain of $0.6 million. The net effect was that we recorded gains on dispositions, net of impairment losses of $0.3 million in continuing operations. We also recorded gains on dispositions, net of impairment losses, of $0.2 million in discontinued operations. As of January 31, 2005, we had closed on the sale of 62 businesses for $24.7 million in proceeds. See Note 15 to the consolidated financial statements in our April 15, 2005 Form 8-K and Note 11 to the consolidated financial statements in our 2005 Form 10-Q.

(8)	In the third quarter of 2003, we incurred an $11.3 million charge related to the redemption of our Remarketable Or Redeemable Securities (“ROARS”). See Note 18 to the consolidated financial statements in our April 15, 2005 Form 8-K.

(9)	In the first quarter of 2005, we incurred a charge for the early extinguishment of debt of $2.7 million to write off fees associated with our prior credit facility, which was refinanced in November 2004.

(10)	The pro forma data presented for fiscal year 2000 is reported as if the fiscal year 2001 change in accounting principles had occurred at the beginning of that year.

(11)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of pretax earnings from continuing operations plus fixed charges (excluding interest capitalized during the period). Fixed charges consist of interest expense, capitalized interest, amortization of debt expense and discount or premium relating to any indebtedness, and the portion of rental expense that management believes to be representative of the interest component of rental expense.

(12)	Excludes the cumulative effect of change in accounting principles.

(13)	Pretax earnings for fiscal year 2001 include a noncash charge of $269.2 million in connection with the write-down of assets held for sale and other charges and a charge of $9.1 million for the loss on early extinguishment of debt. As a result of these charges, our earnings for the fiscal year ended October 31, 2001 were insufficient to cover our fixed charges, and an additional $198.6 million in pretax earnings would have been required to eliminate the coverage deficiency.

(14)	Pretax earnings for fiscal year 2002 include a noncash charge of $18.5 million in connection with the write-down of assets held for sale.

(15)	Pretax earnings for fiscal year 2003 include a charge of $11.3 million for the loss on early extinguishment of debt in connection with redemption of the ROARS, a noncash charge of $73.0 million for goodwill impairment, a noncash charge of $19.0 million for long-lived asset impairment and a charge of $2.5 million for separation payments to former executive officers. As a result of these charges, our earnings for the fiscal year ended October 31, 2003 were insufficient to cover our fixed charges, and an additional $54.8 million in pretax earnings would have been required to eliminate the coverage deficiency.

(16)	Pretax earnings for fiscal year 2004 include charges of $3.4 million for severance and other costs relating to the workforce reductions announced in December 2003 and separation payments to a former executive officer and $0.6 million in gains on dispositions, net of impairment losses.

(17)	Pretax earnings for the three months ended January 31, 2004 include charges of $2.0 million for severance and other costs related to the workforce reductions announced in December 2003 and $0.6 million in gains on dispositions, net of impairment losses.

(18)	Pretax earnings for the three months ended January 31, 2005 include $0.3 million of gains on dispositions, net of impairment losses and a charge of $2.7 million for the loss on early extinguishment of debt.

(19)	As adjusted to give effect to the completion of the refinancing transactions outlined in this prospectus as of January 31, 2005.

(20)	As of October 31, 2001, assets increased and shareholders’ equity decreased as compared to October 31, 2000 due in part to the fiscal year 2001 change in accounting principles and the write-down of assets held for sale to their estimated fair values. See Note 15 to the consolidated financial statements in our April 15, 2005 Form 8-K. Offsetting the increase to assets from the change in accounting principles was the sale of our operations in Mexico, Australia, New Zealand, Belgium and the Netherlands, which consisted of 94 funeral homes and 2 cemeteries. We used these proceeds, along with cash flow and the proceeds from the sale of some domestic assets, to reduce our long-term debt.

(21)	During fiscal year 2002, we sold our operations in Spain, Portugal, France, Canada and Argentina, which consisted of 196 funeral homes and 8 cemeteries. As of October 31, 2002, the sale of all of our foreign operations had been completed. This resulted in a decrease in assets, the number of funerals and interments performed and the backlog. We used the proceeds from the sales along with cash flow to reduce our long-term debt.

(22)	During fiscal year 2004, we changed our method of accounting for insurance-funded preneed funeral contracts after concluding that these contracts are not assets and liabilities as defined by Statement of Financial Accounting Concepts No. 6, “Elements in Financial Statements.” Insurance-funded preneed funeral contracts are not included in our fiscal year 2004 consolidated balance sheet, nor in our consolidated balance sheets for the fiscal quarters ended January 31, 2004 and 2005. The net amount of these contracts that had not been fulfilled as of January 31, 2004, January 31, 2005 and October 31, 2004 was $333.0 million, $357.6 million and $352.1 million, respectively. We removed from our fiscal year 2003 consolidated balance sheet amounts relating to insurance- funded preneed funeral contracts previously recorded in prearranged receivables, net and prearranged deferred revenue, net, which at October 31, 2003 totaled $327.7 million (of which $10.7 million related to our assets held for sale). The removal of these amounts did not affect our consolidated shareholders’ equity, results of operations or cash flows. Our financial statements for fiscal years 2000, 2001 and 2002 were not restated to reflect this change in our method of accounting. For additional information on insurance-related preneed funeral balances, see Note 4 to our consolidated financial statements in our April 15, 2005 Form 8-K and Note 3 to our consolidated financial statements included in our 2005 Form 10-Q.

RISK FACTORS

     Before you decide to participate in the exchange offer, you should carefully consider the risk factors set forth below in addition to the other information contained in this prospectus and the documents to which we refer you, including those incorporated by reference in this prospectus. The risks described below are the material risks of which we are currently aware; however, they may not be the only material risks that we face. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows. In that case, you may lose all or part of your investment.

Risks Related to the Exchange Offer

Because there is no public market for the notes, you may not be able to resell your notes.

     The Exchange Notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their Exchange Notes; or

•	the price at which the holders would be able to sell their Exchange Notes.

     If a trading market were to develop, the Exchange Notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance, as well as declines in the prices of securities, or the financial performance or prospects of, similar death care companies.

     We understand that the Initial Purchasers presently intend to make a market in the Exchange Notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid.

     In addition, any Outstanding Note holder who tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see the section “Exchange Offer.”

Your notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your notes will continue to be subject to existing transfer restrictions and you may not be able to sell your notes.

     We will not accept your Outstanding Notes for exchange if you do not follow the exchange offer procedures. We will issue Exchange Notes as part of this exchange offer only after a timely receipt of your Outstanding Notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your Outstanding Notes, please allow sufficient time to ensure timely delivery. If we do not receive your Outstanding Notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your Outstanding Notes for exchange. If there are defects or irregularities with respect to your tender of Outstanding Notes, we will not accept such notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of Outstanding Notes for exchange.

If you do not exchange your notes, your notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your notes.

     We did not register the Outstanding Notes, nor do we intend to do so following the exchange offer. Outstanding Notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your Outstanding Notes, you will lose your right to have such notes registered under the federal securities laws. As a result, if you hold Outstanding Notes after the exchange offer, you may not be able to sell your Outstanding Notes.

The reoffering and resale of the Outstanding Notes is subject to significant legal restrictions.

     The Outstanding Notes have not been registered under the Securities Act or any state securities laws. As a result, holders of Outstanding Notes may reoffer or resell Outstanding Notes only if:

•	there is an applicable exemption from the registration requirement of the Securities Act and applicable state laws that applies to the circumstances of the offer and sale, or

•	we file a registration statement and it becomes effective.

Risks Related to the Notes

We have a significant amount of debt, and we may incur additional debt.

     As of January 31, 2005, after giving effect to the refinancing transactions, our total consolidated long-term debt would have been $434.3 million, of which $200.0 million would have consisted of the notes, $229.8 million would have consisted of borrowings under our senior secured credit facility, $1.8 million would have consisted of our remaining 10 3/4% Notes, and $2.7 million would have consisted of other debt, and our total consolidated shareholders’ equity would have been $786.4 million. As of January 31, 2005, after giving effect to the refinancing transactions, we could borrow an additional $58.2 million under the revolving portion of our senior secured credit facility.

     Our significant debt could have important consequences to our business, including but not limited to:

•	requiring a substantial portion of our cash flow from operations for the payment of interest on our debt;

•	limiting our ability to use our cash flow, or to obtain additional financing, to fund future working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limiting our flexibility to plan for and react to changes in our business and industry;

•	increasing our vulnerability to adverse economic and industry conditions;

•	limiting our ability to respond to business opportunities; and

•	placing us at a competitive disadvantage compared to competitors with lower relative amounts of debt.

     In addition, we may incur additional debt. The indenture governing the notes does not limit our and our subsidiaries’ ability to incur additional debt, and our senior secured credit facility permits additional borrowings.

The notes and guarantees are unsecured, and the notes are effectively subordinated to our secured indebtedness and the guarantees are effectively subordinated to the guarantors’ secured indebtedness.

     The notes and the guarantees are effectively subordinated to all of the secured debt of Stewart Enterprises, Inc. and the guarantors, respectively, to the extent of the value of the assets securing such debt. In the event that

Stewart Enterprises, Inc. or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, or if we default on the senior secured credit facility or the notes, any indebtedness that is secured will be entitled to be paid in full from our assets or the assets of the guarantor, as applicable, that secure the debt before any payment may be made with respect to the notes or affected guarantees. In any of the foregoing events, we or the guarantors may not have sufficient assets to pay amounts due on the notes or guarantees, as the case may be.

     As of January 31, 2005, our balance sheet included approximately $991.0 million in assets reflecting funds held in our preneed funeral merchandise and services trusts, preneed cemetery merchandise and services trusts, cemetery perpetual care trusts and amounts due from our customers. We believe that, pursuant to state laws that require the establishment of these trusts, most of these trusts legally are not likely to be available to satisfy the claims of our or the guarantors’ creditors.

     Assuming we had completed the refinancing transactions as of January 31, 2005, the notes would have been effectively subordinated to approximately $229.8 million of our secured indebtedness (all of which was debt under our senior secured credit facility); the guarantees would have been effectively subordinated to approximately $230.3 million of the secured indebtedness of the guarantors ($229.8 million of which represented guarantees of our secured indebtedness) and approximately $58.2 million would have been available for future borrowing under the revolving portion of our senior secured credit facility after giving effect to outstanding letters of credit and the Florida bond discussed below. In addition, we are required by the State of Florida to maintain a bond ($41.1 million as of January 31, 2005) to guarantee our obligations relating to the funds we withdrew from our preneed funeral trusts in Florida. This amount would become secured senior indebtedness if we were to borrow funds under our revolving credit facility to extinguish the bond obligation by returning to the trusts the amounts we previously withdrew that relate to the remaining preneed contracts. The indenture governing the notes permits us to incur additional secured debt.

Stewart Enterprises, Inc. is a holding company and depends on cash flows from subsidiaries to meet its obligations.

     Stewart Enterprises, Inc. is a holding company, and it conducts substantially all of its operations through its subsidiaries. Consequently it does not have any income from operations and does not expect to generate any significant income from operations in the future. Although the notes are guaranteed by all of our existing and future domestic subsidiaries, except for specified subsidiaries, as a result of this holding company structure, Stewart Enterprises, Inc.’s ability to meet its debt service obligations, including its obligations under the notes, substantially depends upon its subsidiaries’ cash flow and payment of funds to it by its subsidiaries as dividends, loans, advances or other payments. Stewart Enterprises, Inc.’s subsidiaries’ payment of dividends or making of loans, advances or other payments may be subject to regulatory or contractual restrictions.

     Our non-guarantor subsidiaries are separate and distinct legal entities with no obligation to pay any amounts due pursuant to the notes or the guarantees or to provide us or the guarantors with funds for Stewart’s payment obligations. Our cash flows and our ability to service our debt, including the notes, depends in part on the earnings of our non-guarantor subsidiaries and on the distribution of earnings, loans or other payments to us by these subsidiaries. In fiscal year 2004 the non-guarantor subsidiaries contributed 8.7 percent of our consolidated revenue, 19.3 percent of our consolidated earnings from continuing operations, 7.6 percent of our consolidated assets and 20.8 percent of our consolidated operating cash flow. Our consolidated operating cash flow in fiscal year 2004 included a $33.2 million non-recurring tax refund and a cash outflow of $2.1 million for separation pay. After adjusting our consolidated operating cash flow for these items, the non-guarantor subsidiaries contributed 31.0 percent of our adjusted consolidated operating cash flow in fiscal year 2004. In addition, the ability of these non-guarantor subsidiaries to make any dividend, distribution, loan or other payment to the Company or a guarantor could be subject to statutory or contractual restrictions. Payments to the Company or a guarantor by these non-guarantor subsidiaries will also be contingent on their earnings and their business considerations. Because we depend in part on the cash flows of these non-guarantor subsidiaries to meet our obligations, these types of restrictions may impair our ability to make scheduled interest and principal payments on the notes.

     Furthermore, in the event of any bankruptcy, liquidation or reorganization of a non-guarantor subsidiary, you will not have any claim as a creditor against such subsidiary. As a result, all debt and other liabilities, including trade payables, of the non-guarantor subsidiaries, whether secured or unsecured, must be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us in order for us to meet our obligations with respect to the notes. As of January 31, 2005, the non-guarantor subsidiaries had $178.7 million of debt and other liabilities.

The notes lack some covenants typically found in other comparably rated public debt securities.

     Although the notes are rated below investment grade by both Standard & Poor’s and Moody’s Investors Service, they lack the protection of several financial and other restrictive covenants typically associated with comparably rated public debt securities. In particular, the indenture governing the notes does not contain restrictions on our ability to incur additional debt, pay dividends or make distributions or repurchase stock, make investments, enter into transactions with affiliates or sell assets. See the section “Description of Notes.”

Servicing our debt will require a significant amount of cash, and our ability to generate sufficient cash depends on many factors, some of which are beyond our control.

     Our ability to make payments on and to refinance our debt depends on our ability to generate cash flow. This, to a significant extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on our debt will depend on our meeting the financial covenants in our senior secured credit facility and other debt agreements we may have in the future. Our business may not generate cash flow from operations, and future borrowings may not be available to us under our senior secured credit facility or otherwise in an amount sufficient to enable us to pay our debt or to fund other liquidity needs. As a result, we may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt on favorable terms, or at all. Any inability to generate sufficient cash flow or refinance our debt on favorable terms could have a material adverse effect on our financial condition.

Covenant restrictions under our senior secured credit facility and the note indenture may limit our ability to operate our business.

     Our senior secured credit facility contains, and the indenture governing the notes contains, among other things, covenants that restrict our and our subsidiaries’ activities. Our senior secured credit facility limits, among other things, our and the guarantors’ ability to: borrow money; pay dividends or distributions; purchase or redeem stock; make investments; engage in transactions with affiliates; engage in sale and leaseback transactions; consummate specified asset sales; effect a consolidation or merger or sell, transfer, lease, or otherwise dispose of all or substantially all of our assets; and create liens on our assets. In addition, our senior secured credit facility contains specific limits on capital expenditures. Furthermore, our senior secured credit facility requires us to maintain specified financial ratios and satisfy financial condition tests. The indenture governing the notes restricts our and the guarantors’ ability to create liens on assets, enter into sale and leaseback transactions and merge or consolidate with other companies. Our and our subsidiaries’ future indebtedness may contain similar or even more restrictive covenants.

     These covenants may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. In addition, events beyond our control, including changes in general economic and business conditions, may affect our ability to satisfy these covenants. We might not meet those covenants, and the lenders might not waive any failure to meet those covenants. A breach of any of those covenants could result in a default under such indebtedness. If an event of default under our senior secured credit facility occurs, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. Any such declaration would also result in an event of default under the indenture governing the notes. See the section “Description of Notes.”

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

     Upon a change of control, we are required to offer to repurchase all Outstanding Notes at 101 percent of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. The source of funds for any such purchase of notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling person. Sufficient funds may not be available at the time of any change of control to make any required repurchases of notes tendered. In addition, the terms of our senior secured credit facility limit our ability to purchase your notes in those circumstances. Under our senior secured credit facility, a change of control is an event of default which would require us to repay all amounts outstanding under the credit facility. Any of our future debt agreements may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase all of the notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change in control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our senior secured credit facility or other debt that may be incurred in the future will not allow the repurchases. See the section “Description of Notes — Repurchase at the Option of Holders upon a Change of Control.”

The guarantees may not be enforceable because of fraudulent conveyance laws.

     The issuance of the guarantees may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy proceeding is commenced by or on behalf of the guarantors’ unpaid creditors. Under these laws, if in such a case or lawsuit a court were to find that, at the time a guarantor incurred debt (including debt represented by the guarantee):

•	a guarantor incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

•	a guarantor received less than reasonably equivalent value or fair consideration for incurring this debt and such guarantor;

•	was insolvent or were rendered insolvent by reason of the related financing transactions;

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes);

then the court could avoid the guarantee or subordinate the amounts owing under the guarantee to such guarantor’s presently existing or future debt or take other actions detrimental to you.

     In addition, the guarantors may be subject to the allegation that since they incurred their guarantees for the benefit of Stewart Enterprises, Inc., they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured.

     If a guarantee is avoided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be a creditor of Stewart Enterprises, Inc. or any guarantor whose obligation was not set aside or found to be unenforceable.

Risks Related to Our Business

We have experienced a decline in funeral call volume due to many factors such as the number of deaths and competition in our markets, our ability to identify changing consumer preferences and various other factors, some of which are beyond our control.

     We have experienced declines in same-store funeral call volumes for a number of years due to many factors described elsewhere herein including the number of deaths, intense competition and our ability to identify changing consumer preferences. From fiscal years 2001 to 2002 and 2002 to 2003, same-store funeral call volumes decreased 1.5 percent and 2.6 percent, respectively. One of the operating initiatives announced in 2003 was the creation of a funeral call volume task force, which is using the most successful tactics of our top performing funeral homes to develop strategies to drive funeral call growth throughout our organization with an increased focus on preneed funeral sales. Nevertheless, we experienced a decline in same-store funeral call volumes from fiscal year 2003 to 2004 of 1.0 percent. We have experienced a decrease of 5.4 percent in same-store funeral call volumes during the quarter ending January 31, 2005, as compared to the prior year. We can give no assurance that we will be successful in implementing the operating initiative described above in the long term or that it will succeed in stopping or reversing the decline in same-store funeral call volumes.

We may experience declines in preneed sales due to numerous factors, including changes made to contract terms and sales force compensation and a weakening economy. Declines in preneed property sales would reduce current revenue. Declines in preneed funeral and cemetery service and merchandise sales would reduce our backlog and could reduce our future market share.

     In an effort to increase cash flow, we modified our preneed sales strategies early in fiscal year 2000 by increasing finance charges, requiring larger down payments and shortening installment payment terms. Later in fiscal year 2000, we changed the compensation structure for our preneed sales force. These changes, and the accompanying sales force attrition and adverse impact on sales force morale, caused preneed sales to decline. Although we do not anticipate making further significant changes in these areas, we may decide that further adjustments are advisable, which could cause additional declines in preneed sales. A decline in cemetery property sales in Puerto Rico reduced our overall cemetery property sales below our forecasts during the first quarter of fiscal year 2005. We have addressed this by dividing the responsibility from one sales executive on the island to three, allowing them to better focus on our primary markets. We can give no assurance that they will be successful in stopping or reversing the decline in our Puerto Rican preneed sales. In addition, a weakening economy that causes customers to reduce discretionary spending could cause, and we believe has caused in the past, a decline in preneed sales. Geopolitical concerns could lower consumer confidence, which could also result in a decline in preneed sales. Declines in preneed cemetery property sales would reduce current revenue, and declines in other preneed sales would reduce our backlog and future revenue and could reduce future market share.

Price competition could reduce market share or cause us to reduce prices to retain or recapture market share, either of which could reduce revenues and margins.

     Our funeral home and cemetery operations generally face intense competition in local markets that typically are served by numerous funeral homes and cemetery firms. We have historically experienced price competition primarily from independent funeral home and cemetery operators, and from monument dealers, casket retailers, low-cost funeral providers and other non-traditional providers of services or products including, in recent years, Internet providers. From time to time, this price competition has resulted in losing market share in some markets. In other markets, we have had to reduce prices thereby reducing profit margins in order to retain or recapture market share. Increased price competition in the future could further reduce revenues, profit margins and the backlog and potentially impact our annual goodwill impairment analysis.

     Discount retailers have begun marketing caskets at prices sometimes lower than what we offer. Consumers can now buy caskets in funeral supply stores and directly from manufacturers, as well as over the Internet, and recently, the first large general merchandise company has entered the market for low-cost caskets. This could cause sales of caskets at our facilities to decrease, which could adversely affect funeral revenues and margins.

Increased advertising or better marketing by competitors, or increased activity by competitors offering products or services over the Internet, could cause us to lose market share and revenues or cause us to incur increased costs in order to retain or recapture our market share.

     In recent years, the marketing of preneed funeral services through television, radio and print advertising, direct mailings and personal sales calls has increased. Extensive advertising or effective marketing by competitors in local markets could cause us to lose market share and revenues or cause us to increase marketing costs. In addition, competitors may change the types or mix of products or services offered. These changes may attract customers, causing us to lose market share and revenue or to incur costs in response to competition in order to vary the types or mix of products or services offered by us. Also, increased use of the Internet by customers to research and/or purchase products and services could cause us to lose market share to competitors offering to sell products or services over the Internet. We do not currently sell products or services over the Internet.

If we are not able to respond effectively to changing consumer preferences, our market share, revenues and profitability could decrease.

     Future market share, revenues and profits will depend in part on our ability to anticipate, identify and respond to changing consumer preferences. During fiscal year 2000, we began to implement strategies based on a proprietary, extensive study of consumer preferences we commissioned in 1999. However, we may not correctly anticipate or identify trends in consumer preferences, or we may identify them later than our competitors do. In addition, any strategies we may implement to address these trends may prove incorrect or ineffective.

Earnings from and principal of trusts and escrow accounts could be reduced by changes in stock and bond prices and interest and dividend rates or by a decline in the size of the funds.

     We maintain three types of trusts and escrow accounts: (1) preneed funeral merchandise and services, (2) preneed cemetery merchandise and services and (3) cemetery perpetual care. Earnings and investment gains and losses on trusts and escrow accounts are affected by financial market conditions that are not within our control. Earnings are also affected by the mix of fixed-income and equity securities that we choose to maintain in the trusts, and we may not choose the optimal mix for any particular market condition. The size of the trusts depends upon the level of preneed sales and maturities, the amount of ordinary income and investment gains or losses and funds added through acquisitions, if any. Declines in earnings from cemetery perpetual care trusts would cause a decline in current revenues, while declines in earnings from other trusts and escrow accounts could cause a decline in future cash flows and revenues. In addition, any significant or sustained investment losses could result in there being insufficient funds in the trusts to cover the cost of delivering services and merchandise or maintaining cemeteries in the future. Any such deficiency would have to be covered by cash flow, which could have a material adverse effect on our financial position and results of operations.

     Unrealized gains and losses in the preneed funeral and cemetery merchandise and services trusts have no immediate impact on our revenues, margins, earnings or cash flow, unless the fair market value of the trusts were to decline below the estimated costs to deliver the underlying products and services. If that were to occur, we would record a charge to earnings to record a liability for the expected losses on the delivery of the associated contract. Over time, gains and losses realized in the trusts are allocated to underlying preneed contracts and affect the amount of the trust earnings we record when we deliver the underlying products or services. Accordingly, if current market conditions do not improve, the trusts may eventually realize losses, and our revenues, margins, earnings and cash flow would be negatively affected by the reduced revenue when we deliver the underlying products and services. This factor adversely affected our results in fiscal year 2004 and did so again in the first quarter of fiscal year 2005. Unrealized gains and losses in the cemetery perpetual care trusts do not affect earnings but could limit the capital gains available to us and could result in lower returns and lower current revenues than we have historically achieved.

Increased preneed sales may have a negative impact on cash flow.

     Preneed sales of cemetery property and funeral and cemetery products and services are generally cash flow negative initially, primarily due to the commissions and other costs to acquire the sale, the portion of the sales proceeds required to be placed into trusts or escrow accounts and the terms of the particular contract, such as the size of the down payment required and the length of the contract. In fiscal year 2000, we changed the terms and conditions of preneed sales contracts and commissions and moderated our preneed sales effort in order to reduce the initial negative impact on cash flow. Nevertheless, we will continue to invest a significant portion of cash flow in preneed acquisition costs, which reduces cash flow available for other activities, and, to the extent preneed activities are increased, cash flow would be further reduced, and our ability to service debt could be adversely affected.

Increased costs may have a negative impact on earnings and cash flows.

     During fiscal year 2004, we reduced funeral, cemetery and corporate general and administrative expenses, primarily through a reduction in our workforce. While we intend to continue to control costs, we do not anticipate any further significant cost cuts. We may not be successful in maintaining our margins and may incur additional costs.

     Insurance costs, in particular, have increased substantially in recent years. The terrorist attacks in the United States on September 11, 2001 and related subsequent events have resulted in higher insurance premiums. The volume of claims made in such a short span of time resulted in liquidity challenges that many insurers have passed on to their policyholders. Additionally, insurers have increased premiums to offset losses in equity markets due to recent economic conditions. Additional increases in insurance costs cannot be predicted.

Our ability to dispose of our businesses at prices consistent with our expectations depends on several factors, many of which are beyond our control. Any changes in expected sales prices or carrying values of these businesses could result in additional impairment charges or could adversely affect our ability to sell these businesses at prices we are willing to accept.

     In December 2003, we announced plans to close or sell a number of small businesses, primarily small funeral homes, most of which were acquired as part of a group of facilities, that were performing below acceptable levels or no longer fit our operating profile. We believe that the closing or sale of those businesses will enable management to focus on our most productive operations where our operating initiatives may bring about the greatest benefits in increased revenues. As of January 31, 2005, 62 of those businesses had been sold for $24.7 million in proceeds, and we had 17 additional businesses that we were continuing to market. We can give no assurance that we will be able to dispose of these businesses or that buyers will accept our terms, nor can we give any assurance that the selling prices of these businesses will not be materially different from our expectations. Any negative variance between the anticipated and actual sale prices or decreases in the carrying values of these businesses would result in additional impairment charges in the future and could result in losses on their dispositions.

Our Chairman Emeritus may have a significant and disproportionate influence on the outcome of election of directors and other matters presented for a vote of shareholders and this control may be exercised in a manner that may conflict with the interests of noteholders.

     As of January 1, 2005, our Chairman Emeritus, Frank B. Stewart, Jr., held 7,225,274 shares (or approximately 6.8 percent) of our outstanding Class A common stock and all of the 3,555,020 outstanding shares of our Class B common stock. Because each share of Class B common stock is entitled to 10 votes on all matters presented for a vote by our shareholders, Mr. Stewart controls approximately 30.2 percent of our total voting power, while holding approximately 9.8 percent of our outstanding equity. Accordingly, Mr. Stewart may have a significant and disproportionate influence over the election of directors and other matters requiring the affirmative vote of our shareholders and this control may be exercised in a manner that may conflict with the interest of noteholders. Additionally, because Louisiana law and our articles of incorporation require the affirmative vote of two-thirds of the voting power present to approve certain major transactions and any amendments to our articles of incorporation, Mr. Stewart may have the ability to prevent the consummation of such actions, even if they are recommended by our Board of Directors and favored by a substantial majority of our shareholders and in the interest of the noteholders.

Increases in interest rates would increase interest costs on our variable-rate long-term debt and could have a material adverse effect on our net income and earnings per share.

     Amounts borrowed under the senior secured credit facility are subject to variable interest rates. Any significant increase in interest rates could increase our interest costs on our variable-rate long-term debt or indebtedness incurred in the future, which could decrease our net income and earnings per share materially.

Our projections for 2005 do not include any earnings from acquisition activity. Several important factors, among others, may affect our ability to consummate acquisitions.

     Although we have not made any significant acquisitions in recent years, we may in the future. Any such acquisitions have risks. We may fail to identify suitable acquisition candidates, and even if we do, acquisitions may not be completed on acceptable terms or successfully integrated into our existing business. We may not be able to find businesses for sale at prices we are willing to pay. Acquisition activity, if any, will also depend on our ability to enter new markets. Due in part to our lack of experience operating in new areas and to the presence of competitors who have been in certain markets longer than we have, such entry may be more difficult or expensive than we anticipate.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our internal control over financial reporting, which could impact the market price of our common stock and our access to capital.

     We are in the process of completing our documentation and beginning the testing of our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires management’s assessments of the effectiveness of internal controls over financial reporting as of the end of our fiscal year 2005 and a report by our independent registered public accounting firm addressing management’s assessments and the effectiveness of the internal controls as of that date. During the course of testing, we may identify deficiencies and weaknesses. The timing of the identification of any deficiencies or weaknesses could cause management to be unable to conclude that our internal controls are effective as of the end of fiscal year 2005 or our auditors to be unable to give a favorable report on management’s assessments. This could have a material adverse effect on the market price of our common stock and possibly on our access to capital.

Risks Related to the Death Care Industry

Declines in the number of deaths in our markets can cause a decrease in revenues. Changes in the number of deaths are not predictable from market to market or over the short term.

     Declines in the number of deaths could cause at-need sales of funeral and cemetery services, property and merchandise to decline, which could decrease revenues. This factor adversely affected our results in fiscal year 2004 and did so again in the first quarter of fiscal year 2005. Although the United States Bureau of the Census estimates that the number of deaths in the United States will increase by approximately 1 percent per year from 2000 to 2010, longer lifespans could reduce the rate of deaths. Changes in the number of deaths can vary among local markets and from quarter to quarter, and variations in the number of deaths in our markets or from quarter to quarter are not predictable. However, generally the number of deaths fluctuates with the seasons with more deaths occurring during the winter months primarily resulting from pneumonia and influenza. These variations can cause revenues to fluctuate.

     Our comparisons of the change in the number of families served to the change in the number of deaths reported by the Centers for Disease Control and Prevention (“CDC”) from time to time may not necessarily be meaningful. The CDC receives weekly mortality reports from 122 cities and metropolitan areas in the United States within two to three weeks from the date of death and reports the total number of deaths occurring in these areas each week based on the reports received from state health departments. The comparability of our funeral calls to the CDC data is limited, as reports from the state health departments are often delayed, and the 122 cities reporting to the CDC are not necessarily comparable with the markets in which we operate.

The increasing number of cremations in the United States could cause revenues to decline because we could lose market share to firms specializing in cremations. In addition, basic cremations produce no revenues for cemetery operations and lesser funeral revenues and, in certain cases, lesser profit margins than traditional funerals.

     Our traditional cemetery and funeral service operations face competition from the increasing number of cremations in the United States. Industry studies indicate that the percentage of cremations has steadily increased and that cremations will represent approximately 35 percent of the deaths in the United States by the year 2010, compared to 28 percent in 2002. In fiscal years 2002, 2003, 2004 and the first quarter of fiscal year 2005, 35 percent, 36 percent, 37 percent and 37 percent, respectively, of the funeral services we performed in our continuing operations were cremations. The trend toward cremation could cause cemeteries and traditional funeral homes to lose market share and revenues to firms specializing in cremations. In addition, basic cremations (with no funeral service, casket, urn, mausoleum niche, columbarium niche or burial) produce no revenues for cemetery operations and lower revenues than traditional funerals and, when delivered at a traditional funeral home, produce lower profit margins as well.

Because the funeral and cemetery businesses are high fixed-cost businesses, positive or negative changes in revenue can have a disproportionately large effect on cash flow and profits.

     Funeral homes and cemetery businesses must incur many of the costs of operating and maintaining facilities, land and equipment regardless of the level of sales in any given period. For example, we must pay salaries, utilities, property taxes and maintenance costs on funeral homes and maintain the grounds of cemeteries regardless of the number of funeral services or interments performed. Because we cannot decrease these costs significantly or rapidly when we experience declines in sales, declines in sales can cause margins, profits and cash flow to decline at a greater rate than the decline in revenues.

Changes or increases in, or failure to comply with, regulations applicable to our business could increase costs or decrease cash flows.

     The death care industry is subject to extensive regulation and licensing requirements under federal, state and local laws. For example, the funeral home industry is regulated by the Federal Trade Commission, which requires funeral homes to take actions designed to protect consumers. State laws impose licensing requirements and regulate preneed sales. Embalming facilities are subject to stringent environmental and health regulations. Compliance with these regulations is burdensome, and we are always at risk of not complying with the regulations.

     In addition, from time to time, governments and agencies propose to amend or add regulations, which could increase costs or decrease cash flows. For example, federal, state, Puerto Rican and other regulatory agencies have considered and may enact additional legislation or regulations that could affect the death care industry. Several jurisdictions and regulatory agencies have considered or are considering regulations that could require more liberal refund and cancellation policies for preneed sales of products and services, limit or eliminate our ability to use surety bonding, impose or increase trust requirements and prohibit the common ownership of funeral homes and cemeteries in the same market. If adopted by the regulatory authorities of the jurisdictions in which we operate, these and other possible proposals could have a material adverse effect on us, our financial condition, our results of operations, our cash flows and our future prospects.

USE OF PROCEEDS

     This exchange offer is intended to satisfy some of our obligations under the Registration Rights Agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes contemplated in this prospectus, we will receive Outstanding Notes in like principal amount, the form and terms of which are the same as the form and terms of the Exchange Notes, except as otherwise described in this prospectus.

     We used the net proceeds from the issuance of the Outstanding Notes of approximately $196.7 million, together with additional term loan borrowings under our senior secured credit facility and a portion of our cash and cash equivalents, to complete an offer to purchase our outstanding $300.0 million 10 3/4% Notes, and pay related tender premiums, fees and expenses. For additional information, see the section “Prospectus Summary—Refinancing Transactions.”

CAPITALIZATION

     The following table sets forth our unaudited cash and cash equivalent investments and our unaudited consolidated capitalization as of January 31, 2005, as reported, and as adjusted to reflect the offering of the Outstanding Notes and the other refinancing transactions described in “Prospectus Summary – Refinancing Transactions.” Concurrent with the sale of the $200.0 million in Outstanding Notes, we borrowed approximately $130.0 million in additional term loan debt under the accordion feature of our senior secured credit facility. We utilized these funds along with a portion of our cash and cash equivalents to complete the repurchase of approximately $298.3 million of our 10 3/4 % Notes and pay related tender premiums and accrued interest of approximately $28.1 million and fees and expenses of approximately $4.3 million.

	As of January 31, 2005
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$12,142	$11,430

Long-term debt (including current maturities):
Senior secured credit facility:
Revolving credit facility(1)(2)	$10,000	$10,000
Term loan B(1)	89,750	219,750
6 1/4% Senior notes due 2013	—	200,000
10 3/4% Senior subordinated notes due 2008	300,000	1,750
Other(3)	2,781	2,781

Total long-term debt(2)	402,531	434,281
Shareholders’ equity(4)	805,982	786,445

Total capitalization	$1,208,513	$1,220,726

(1)	As of January 31, 2005, we had outstanding letters of credit under our senior secured credit facility totaling $15.7 million. As of January 31, 2005, as adjusted to reflect the refinancing transactions, $58.2 million would have been available for borrowing under the revolving credit facility, after giving effect to such outstanding letters of credit and the Florida bond described in note 3 below.

(2)	We are required to maintain a bond ($41.1 million as of January 31, 2005) to guarantee our obligations relating to funds we withdrew from our preneed funeral trusts in Florida. This amount would become secured senior debt if we were to borrow funds under the revolving credit facility to extinguish the bond obligation by returning to the trusts the amounts we previously withdrew that relate to the remaining preneed contracts. We are required by the State of Florida to maintain availability under our revolving credit facility equal to our Florida bond.

(3)	Represents debt of our subsidiaries incurred or assumed in connection with acquisitions. As of January 31, 2005, approximately $0.6 million of such debt was secured by the stock or assets of the related subsidiaries.

(4)	The as adjusted shareholders’ equity reflects a reduction of approximately $19.5 million for the after-tax effect of charges recorded in the period the refinancing transactions were completed. In connection with the refinancing transactions, we incurred net charges of approximately $30.1 million (approximately $19.5 million after taxes), which represents the tender premium and write-off of fees relating to existing debt that was recorded during the period the refinancing transactions were completed. Additionally, $4.3 million of fees and expenses relating to the refinancing transactions will be deferred and amortized over the terms of the related debt instruments, which range from approximately seven to eight years. The pro forma effects of the refinancing transactions on interest expense for the year ended October 31, 2004 and the quarter ended January 31, 2005, as if the transactions had taken place as of November 1, 2003, would be as follows:

	For the Year Ended	For the Quarter Ended
	October 31, 2004	January 31, 2005
	(in thousands)	(in thousands)
Interest expense as reported	$47,335	$10,376
Elimination of interest expense related to the tendered 10 3/4% Notes	(32,062)	(8,016)
Elimination of amortization of deferred financing costs related to the refinanced debt	(1,386)	(345)
Pro forma interest expense related to the $130 million in additional term loan debt under the accordion feature of our senior secured credit facility after the current refinancing transactions	5,784	1,462
Pro forma interest expense related to the notes offered hereby	12,500	3,125
Pro forma amortization of deferred financing costs related to the current refinancing transactions	690	112

Pro forma interest expense	$32,861	$6,714

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

     We and the guarantors entered into a Registration Rights Agreement with the Initial Purchasers in connection with the issuance of the Outstanding Notes. The Registration Rights Agreement provides that we will take the following actions, at our expense, for the benefit of the holders of the Outstanding Notes:

•	Within 90 days after February 11, 2005, the date of the Registration Rights Agreement, we will file the exchange offer registration statement, of which this prospectus is a part, relating to the exchange offer. The Exchange Notes will have terms substantially identical in all material respects to the Outstanding Notes except that the Exchange Notes will not contain transfer restrictions.

•	We will use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 120 days after the date of the Registration Rights Agreement.

•	We will keep the exchange offer open for a period of not less than the minimum period required under applicable federal and state securities laws to consummate the exchange offer; provided, however, that in no event shall such period be less than 20 days after the date notice of the exchange offer is mailed to the holders.

     We will be required to file a shelf registration statement covering resales of the Outstanding Notes if:

•	because of any change in law or in currently prevailing interpretations of the staff of the SEC, we are not permitted to effect an exchange offer,

•	for any reason the exchange offer is not consummated within 30 days after the Effectiveness Target Date, as defined in the Registration Rights Agreement,

•	any holder of Outstanding Notes notifies us in writing within 20 business days after February 11, 2005, that it (i) is prohibited by law or SEC policy from participating in the exchange offer, (ii) may not resell the Exchange Notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in this registration statement is not appropriate or available for such resales, or (iii) is a broker-dealer and holds Outstanding Notes acquired directly from us or one of our affiliates.

     Following the consummation of the exchange offer, holders of the Outstanding Notes who were eligible to participate in the exchange offer, but who did not tender their Outstanding Notes, will not have any further registration rights and the Outstanding Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Outstanding Notes could be adversely affected.

Terms of the Exchange Offer

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all Outstanding Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes accepted in the exchange offer. Any holder may tender some or all of its Outstanding Notes pursuant to the exchange offer. However, Outstanding Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes except that:

(1)	the Exchange Notes bear a different CUSIP Number from the Outstanding Notes;

(2)	the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and

(3)	the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for additional interest in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

     The Exchange Notes will evidence the same debt as the Outstanding Notes and will be entitled to the benefits of the indenture.

     As of the date of this prospectus, $200,000,000 aggregate principal amount of the Outstanding Notes were outstanding. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

     We will be deemed to have accepted validly tendered Outstanding Notes when, as and if we have given oral or written notice thereof to U.S. Bank National Association (the “exchange agent”). The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

     If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted Outstanding Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date of the exchange offer.

     Holders who tender Outstanding Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “—Fees and Expenses” below.

Expiration Date; Extensions; Amendments

     The term “expiration date” means 5:00 p.m., New York City time, on       , 2005, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended. We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to the exchange agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a press release. During any extension of the exchange offer, all Outstanding Notes previously tendered pursuant to the exchange offer will remain subject to the exchange offer.

     We reserve the right, in our sole discretion, (1) to delay accepting any Outstanding Notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions” have not been satisfied, or (2) to amend the terms of the exchange offer in any manner. If any such termination or amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the Outstanding Notes as promptly as practicable.

Interest on the Exchange Notes

     The Exchange Notes will bear interest from their date of issuance. Holders of Outstanding Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes on August 15, 2005. Interest on the Outstanding Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes. Interest on the Exchange Notes is payable semi-annually in cash in arrears on each February 15 and August 15 of each year commencing on August 15, 2005.

Procedures for Tendering

     Only a holder of Outstanding Notes may tender Outstanding Notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the Outstanding Notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the Outstanding Notes, letter of transmittal or an agent’s message and other required documents must be completed and received by the exchange agent at the address set forth below under “Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the Outstanding Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

     The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the Outstanding Notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

     To participate in the exchange offer, each holder will be required to furnish to us a written representation to the effect that:

•	it is not an affiliate of ours,

•	it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes to be issued in the exchange offer, and

•	it is acquiring the Exchange Notes in its ordinary course of business.

     The tender by a holder and our acceptance thereof will constitute agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

     The method of delivery of Outstanding Notes and the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or Outstanding Notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

     Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Medallion System unless the Outstanding Notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

     If the letter of transmittal is signed by a person other than the registered holder of any Outstanding Notes listed in this prospectus, the Outstanding Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the Outstanding Notes with the signature thereon guaranteed by a member firm of the Medallion System.

     If the letter of transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

     We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Outstanding Notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of Outstanding Notes by causing DTC to transfer the Outstanding Notes into the exchange agent’s account with respect to the Outstanding Notes in accordance with DTC’s procedures for the transfer. Although delivery of the Outstanding Notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

     All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered Outstanding Notes and withdrawal of tendered Outstanding Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Outstanding Notes not properly tendered or any Outstanding Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of Outstanding Notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any Outstanding Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

     Holders who wish to tender their Outstanding Notes and (1) whose Outstanding Notes are not immediately available, (2) who cannot deliver their Outstanding Notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

(A)	the tender is made through a member firm of the Medallion System;

(B)	prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the Outstanding Notes and the principal amount of Outstanding Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the Outstanding Notes or a confirmation of book-entry transfer of the Outstanding Notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

(C)	the properly completed and executed letter of transmittal or facsimile thereof, as well as the certificate(s) representing all tendered Outstanding Notes in proper form for transfer or a confirmation of book-entry transfer of the Outstanding Notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Outstanding Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

     Except as otherwise provided in this prospectus, tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of Outstanding Notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

(1)	specify the name of the person having deposited the Outstanding Notes to be withdrawn;

(2)	identify the Outstanding Notes to be withdrawn, including the certificate number(s) and principal amount of the Outstanding Notes, or, in the case of Outstanding Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(3)	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Outstanding Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the Outstanding Notes register the transfer of the Outstanding Notes into the name of the person withdrawing the tender; and

(4)	specify the name in which any Outstanding Notes are to be registered, if different from that of the person depositing the Outstanding Notes to be withdrawn.

     All questions as to the validity, form and eligibility, including time of receipt, of the notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no Exchange Notes will be issued with respect thereto unless the Outstanding Notes so withdrawn are validly retendered. Any Outstanding Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Conditions

     Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange Exchange Notes for, any Outstanding Notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the Outstanding Notes, if:

(1)	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

(2)	any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

(3)	any governmental approval has not been obtained, which approval we, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated by this prospectus.

     If we determine in our sole discretion that any of the conditions are not satisfied, we may (1) refuse to accept any Outstanding Notes and return all tendered Outstanding Notes to the tendering holders, (2) extend the exchange offer and retain all Outstanding Notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the Outstanding Notes (see “—Withdrawal of Tenders” above) or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered Outstanding Notes which have not been withdrawn.

Exchange Agent

     U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

For Delivery by Mail/Hand Delivery/
Overnight Delivery
U.S. Bank National Association
60 Livingston Avenue
EP-MN- WS3C
St. Paul, MN 55107-3918
Attn: Specialized Finance Dept.

Facsimile Transmission:
(651) 495-8158

To Confirm Receipt:
1-800-934-6802

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

     We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

     The Exchange Notes will be recorded at the same carrying value as the Outstanding Notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the Exchange Notes.

Consequences of Failure to Exchange

     The Outstanding Notes that are not exchanged for Exchange Notes pursuant to the exchange offer will remain restricted securities. Accordingly, the Outstanding Notes may be resold only:

(1)	to us upon redemption thereof or otherwise;

(2)	so long as the Outstanding Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3)	outside the United States to a non-U.S. person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4)	pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

     With respect to resales of Exchange Notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives Exchange Notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for Outstanding Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the exchange offer for the purpose of distributing or participating in a distribution of the Exchange Notes, the holder cannot rely on the position of the staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where the Outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes.

DESCRIPTION OF NOTES

     The Outstanding Notes were issued by the Company under an Indenture (the “Indenture”) among itself, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), in a private transaction that is not subject to the registration requirements of the Securities Act. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

     Any Outstanding Notes that remain outstanding after completion of the exchange offer, together with the Exchange Notes issued in the exchange offer will be treated as a single class of securities under the Indenture.

     The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of the Notes.

     You can find the definitions of certain terms used in this description below under the caption “— Certain Definitions.” Certain defined terms used in this description but not defined below under the caption “— Certain Definitions” have the meanings assigned to them in the Indenture. In this description, the word “Company” refers only to Stewart Enterprises, Inc. and not to any of its Subsidiaries.

Brief Description of the Notes

     The Notes:

•	are general unsecured and unsubordinated obligations of the Company;

•	are pari passu in right of payment with all existing and any future unsecured, unsubordinated Indebtedness of the Company;

•	are senior in right of payment to all existing and any future subordinated Indebtedness of the Company;

•	are effectively subordinated to all existing and any future secured Indebtedness of the Company, including the Indebtedness of the Company under its senior secured credit facility, to the extent of the assets securing such Indebtedness;

•	are guaranteed by the Guarantors as described below under “— Note Guarantees;” and

•	are effectively subordinated to all existing and any future Indebtedness and other liabilities of the Company’s Subsidiaries that are not guaranteeing the Notes, to the extent of the assets of such Subsidiaries.

     Assuming the refinancing transactions had been completed as of January 31, 2005, the Notes would have been effectively subordinated to approximately $229.8 million of senior secured Indebtedness under the Company’s senior secured credit facility and would have ranked pari passu with approximately $1.6 million of Indebtedness. Assuming the refinancing transactions had been completed as of January 31, 2005, the Notes would have been effectively subordinated to $178.7 million of Indebtedness and other liabilities of the Company’s Subsidiaries that are not guaranteeing the Notes. For the fiscal quarter ended January 31, 2005, the Company’s Subsidiaries that are not Guarantors had revenues of $10.9 million, net earnings of $0.5 million, assets of $196.5 million and operating cash flow of $2.7 million.

     There are no contractual limitations in the Indenture on the issuance by the Company or its Subsidiaries of additional Indebtedness, including Indebtedness that could rank equally with the Notes or the Note Guarantees, as applicable, or the issuance of additional Indebtedness by the Company’s non-Guarantor Subsidiaries, to which the Notes would be structurally subordinated. The Company’s senior secured credit facility contains certain contractual limitations on the issuance of additional Indebtedness, including Indebtedness that could rank equally with the

Notes; however, the lenders under such facility may waive these limitations, and any new agreement into which the Company enters may not contain similar limitations.

Principal, Maturity and Interest

     The Indenture provides for the issuance by the Company of Notes with an unlimited principal amount. The Company may issue additional notes (the “Additional Notes”) from time to time. The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on February 15, 2013.

     Interest on the Notes accrues at the rate of 6 1/4% per annum and is payable semi-annually in cash in arrears on February 15 and August 15, commencing on August 15, 2005. The Company will make each interest payment to the Holders of record on the immediately preceding February 1 and August 1.

     Interest on the Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

     If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Additional Interest, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

     The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

Note Guarantees

     The Notes are guaranteed, jointly and severally, by all of the Domestic Subsidiaries of the Company, other than Excluded Subsidiaries. Excluded Subsidiaries consist of: Investors Trust, Inc., which serves as the Company’s investment advisor on its investment portfolio and the Company’s preneed funeral, merchandise and perpetual care trust funds and escrow accounts; West Lawn Cemetery, which is an immaterial Subsidiary that is prohibited by law from guaranteeing the Notes; and Fine Finishes, Inc. and Taylor M. Simpson Co., which are inactive Subsidiaries that have been administratively dissolved. Each Note Guarantee:

•	is a general unsecured and unsubordinated obligation of that Guarantor;

•	is pari passu in right of payment with all existing and any future unsecured, unsubordinated Indebtedness of that Guarantor;

•	is senior in right of payment to all existing and any future subordinated Indebtedness of that Guarantor; and

•	is effectively subordinated to all existing and any future secured Indebtedness of that Guarantor, including the Guarantee by that Guarantor of Indebtedness under the Company’s senior secured credit facility, to the extent of the assets securing such Indebtedness.

     The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Related to the Notes — The guarantees may not be enforceable because of fraudulent conveyance laws.” Assuming the refinancing transactions had been completed as of January 31, 2005, the Note Guarantees would have been effectively subordinated to approximately $230.3 million of senior secured Indebtedness, of which $229.8 million would have been Guarantees of the Company’s obligations under its senior secured credit facility, and would have ranked pari passu with approximately $2.2 million of Indebtedness.

     If the Company or any of its Subsidiaries acquires or creates another Domestic Subsidiary on or after the date of the Indenture, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee, unless such Domestic Subsidiary is subject to regulatory restrictions that prohibit the execution of a guarantee.

Optional Redemption

     The Notes will not be redeemable at the Company’s option prior to February 15, 2009.

     On or after February 15, 2009, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

Year	Percentage
2009	103.125%
2010	101.563%
2011 and thereafter	100.000%

     If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

     (1) if the Notes are listed on any national securities exchange, in compliance with the requirements of such principal national securities exchange; or

     (2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

     No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

     The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders upon a Change of Control

     If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, thereon, to the Change of Control Payment Date. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

     On the Change of Control Payment Date, the Company will, to the extent lawful:

     (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

     (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

     The Paying Agent will promptly mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The existing senior secured credit facility currently restricts the Company from purchasing any Notes, and also provides that certain change of control events with respect to the Company would constitute a default under such credit facility. Any future credit agreements or other similar agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such other agreements.

     The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

Liens

     The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any property or assets of the Company or its Subsidiaries, now owned or hereafter acquired, to secure any Indebtedness without providing that the Notes shall be secured equally and ratably with (or, in the case of subordinated Indebtedness, prior to) such other Indebtedness for so long as such other Indebtedness is so secured, unless, after giving effect thereto, the aggregate amount of all such secured Indebtedness of the Company and its Subsidiaries (excluding Indebtedness secured by Permitted Liens) would not exceed 7.5% of Consolidated Adjusted Net Tangible Assets of the Company.

Sale and Leaseback Transactions

     The Company will not, and will not permit any of its Subsidiaries to, enter into any transaction with any Person (other than the Company or its Subsidiaries) providing for the leasing to the Company or any of its Subsidiaries of any real property which has been or is to be sold or transferred by the Company or such Subsidiary of the Company to such Person unless either:

     (1) the Company or such Subsidiary could create a Lien securing Indebtedness in an amount equal to the Attributable Debt of such sale and leaseback transaction without equally and ratably securing all the Notes pursuant to the covenant described in “— Liens” above or

     (2) within 120 days after such transaction the Company applied (and in any such case the Company covenants that it will so apply) an amount equal to the greater of

     (a) the net proceeds of the sale of the real property leased pursuant to such transaction or

     (b) the Fair Market Value of the real property so leased at the time of entering into such transaction (as determined by the Company’s Board of Directors)

to the prepayment, repayment, redemption, reduction or retirement (other than pursuant to any mandatory sinking fund, mandatory redemption or mandatory prepayment provision or at maturity) of Funded Debt of the Company.

Merger, Consolidation or Sale of Assets

     The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person or Persons, unless:

     (1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

     (2) immediately after giving effect to such transaction no Default or Event of Default exists; and

     (3) each Guarantor, unless such Guarantor is the Person with which the Company has entered into a transaction under this covenant, shall have by amendment to its Note Guarantee confirmed that its Note Guarantee shall apply to the obligations of the Company or the surviving Person in accordance with the Notes and the Indenture.

     In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

Guarantees

     If the Company or any of its Subsidiaries acquires or creates another Domestic Subsidiary on or after the date of the Indenture (other than an Excluded Subsidiary), or an Excluded Subsidiary ceases to be an Excluded Subsidiary, then that newly acquired or created Domestic Subsidiary, or former Excluded Subsidiary, must become a Guarantor and execute a supplemental indenture providing for a Note Guarantee by such Subsidiary and delivers an Opinion of Counsel to the Trustee.

     The Company will not permit any of its Subsidiaries which are not Guarantors, directly or indirectly, to Guarantee any other Indebtedness of the Company or any Subsidiary that is a Guarantor unless such Subsidiary simultaneously executes and delivers a supplemental indenture providing for a Note Guarantee by such Subsidiary and delivers an Opinion of Counsel to the Trustee.

     The Note Guarantee of a Guarantor will be released:

     (1) in connection with any sale or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) an Affiliate of the Company; or

     (2) solely in the case of a Note Guarantee created pursuant to the second paragraph of this covenant, upon the release or discharge of the Guarantee which resulted in the creation of such Note Guarantee pursuant to this covenant, except a discharge or release by or as a result of payment under such Guarantee.

Payments for Consent

     The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

     Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the Trustee for forwarding to the Holders of the Notes within the time periods specified in the Commission’s rules and regulations:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

     (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

     In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

     Each of the following is an Event of Default:

     (1) default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the Notes;

     (2) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes;

     (3) failure by the Company or any of its Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders upon a Change of Control,” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

     (4) failure by the Company or any of its Subsidiaries for 30 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in the Indenture;

     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

     (a) is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a “Payment Default”); or

     (b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

     (6) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

     (7) except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any

Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

     (8) certain events of bankruptcy or insolvency with respect to the Company, any Guarantor or any Significant Subsidiary of the Company (or any Subsidiaries that together would constitute a Significant Subsidiary).

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Guarantor or any Significant Subsidiary of the Company (or any Subsidiaries that together would constitute a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company specifying the Event of Default.

     Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Additional Interest) if it determines that withholding notice is in their interest.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the Notes. The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes.

     A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

     (1) the Holder gives the Trustee written notice of a continuing Event of Default;

     (2) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

     (3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

     (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

     (5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

     However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium or Additional Interest, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs during any time that the Notes are outstanding, by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes then the premium specified for payment on the date such Notes are first redeemable by the Company as specified under “— Optional Redemption” above will also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The Company is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

     No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

     (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

     (2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

     (4) the Legal Defeasance provisions of the Indenture.

     In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute Events of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the

Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

     (6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, (1) assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 123rd day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, including Section 547 of the United States Bankruptcy Code and (2) the creation of the defeasance trust does not violate the Investment Company Act of 1940;

     (7) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

     (8) if the Notes are to be redeemed prior to their Stated Maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

     (9) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

     Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

     (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

     (3) reduce the rate of or change the time for payment of interest on any Note;

     (4) waive a Default or Event of Default in the payment of principal of, or interest, or premium or Additional Interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

     (5) make any Note payable in money other than U.S. dollars;

     (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or Events of Default or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the Notes;

     (7) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

     (8) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

     (9) amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant described under the caption “Repurchase at the Option of Holders upon a Change of Control” after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

     (10) except as otherwise permitted under the covenants described under the captions “— Certain Covenants — Merger, Consolidation and Sale of Assets” and “— Certain Covenants — Guarantees,” consent to the assignment or transfer by the Company or any Guarantor of any of their rights or obligations under the Indenture; or

     (11) make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

     (1) to cure any ambiguity, defect or inconsistency;

     (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

     (3) to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

     (4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

     (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

     (6) to comply with the provisions described under “— Certain Covenants — Guarantees”;

     (7) to evidence and provide for the acceptance of appointment by a successor Trustee; or

     (8) to provide for the issuance of Additional Notes in accordance with the Indenture.

Satisfaction and Discharge

     The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

     (1) either:

     (a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

     (b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

     (2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

     (3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

     (4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

     In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Registration Rights; Additional Interest

     The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. We urge you to read the Registration Rights Agreement incorporated by reference in this prospectus in its entirety because it, and not this description, defines your registration rights as Holders of these Notes.

     The Company, the Guarantors and the Initial Purchasers entered into the Registration Rights Agreement on February 11, 2005. Pursuant to the Registration Rights Agreement, the Company and the Guarantors agreed to file with the Commission the Exchange Offer Registration Statement to which this prospectus is a part on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company and the Guarantors will offer to the Holders of Notes pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Notes for Exchange Notes.

     If:

     (1) the Company and the Guarantors are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

     (2) for any reason, the Exchange Offer is not consummated within the required time period; or

     (3) any Holder of Notes notifies the Company within 20 Business Days of the date of the original issuance of the Notes that:

     (a) it is prohibited by law or Commission policy from participating in the Exchange Offer; or

     (b) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

     (c) it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company,

the Company and the Guarantors will file with the Commission a Shelf Registration Statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

     The Company and the Guarantors will use their reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

     The Registration Rights Agreement provides:

     (1) the Company and the Guarantors will file an Exchange Offer Registration Statement with the Commission on or prior to 90 days after the date of the Registration Rights Agreement;

     (2) the Company and the Guarantors will use their reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the date of the Registration Rights Agreement;

     (3) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company and the Guarantors will

     (a) commence the Exchange Offer; and

     (b) issue Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer; and

     (4) if obligated to file the Shelf Registration Statement, the Company and the Guarantors will file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises and use their reasonable best efforts to cause the Shelf Registration to be declared effective by the Commission on or prior to 90 days after such obligation arises.

     If:

     (1) the Company and the Guarantors fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing; or

     (2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”); or

     (3) the Company and the Guarantors fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

     (4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of Notes during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then the Company will pay Additional Interest to each Holder of Notes affected thereby, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to one-half of one percent (0.50%) per annum on the principal amount of Notes held by such Holder. The amount of the Additional Interest will increase by an additional one-half of one percent (0.50%) per annum on the principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Additional Interest for all Registration Defaults of 1.5% per annum.

     All accrued Additional Interest will be paid by the Company on each interest payment date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

     Following the cure of all Registration Defaults, the accrual of Additional Interest will cease.

     Holders of Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest set forth above. By acquiring Notes, a Holder will be deemed to have agreed to indemnify the Company and the Guarantors against certain losses arising out of information furnished by such Holder in writing for inclusion in any Shelf Registration Statement. Holders of Notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Company.

Concerning the Trustee

     If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture and the Trust Indenture Act limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Indenture provides that in case an Event of Default will occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

     The Exchange Notes will be represented by one or more Notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of

DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC, including Euroclear Bank S.A.I.N.V. as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”).

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.”

     Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

     The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised the Company that, pursuant to procedures established by it:

     (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

     (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

     Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

     Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

     Payments in respect of the principal of, and interest and premium and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

     (1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

     (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

     Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

     DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

     A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

     (1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Company fails to appoint a successor depositary;

     (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes (DTC has advised the Company that, in such event, under its current practices, DTC would notify its Participants of the Company’s request, but will only withdraw beneficial interests from a Global Note at the request of each Participant); or

     (3) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

     In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

     Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same Day Settlement and Payment

     The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     “Additional Interest” means all additional interest owing on the Notes pursuant to the Registration Rights Agreement.

     “Affiliate” of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) any executive officer or director of such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

     “Attributable Debt” in respect of a sale and leaseback transaction of the type referred to in the first paragraph under “Certain Covenants — Sale and Leaseback Transactions” means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such a sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

     “Board of Directors” means:

     (1) with respect to a corporation, the board of directors of the corporation;

     (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

     (3) with respect to any other Person, the board or committee of such Person serving a similar function.

     “Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification.

     “Business Day” means any day other than a Legal Holiday.

     “Capital Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     “Capital Stock” means:

     (1) in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     “Change of Control” means the occurrence of any of the following:

     (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

     (2) the adoption of a plan relating to the liquidation or dissolution of the Company;

     (3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principals, becomes the ultimate Beneficial Owner, directly or indirectly, of 35% or more of the voting power of the Voting Stock of the Company;

     (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

     (5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Principals, becomes, directly or indirectly, the ultimate Beneficial Owner of 35% or more of the voting power of the Voting Stock of the surviving or transferee Person.

     “Commission” means the United States Securities and Exchange Commission.

     “Consolidated Adjusted Net Tangible Assets” of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries, as of the end of the most recently ended fiscal quarter for which financial statements have been provided to Holders of the Notes pursuant to covenant described under the caption “— Certain Covenants — Reports,” less (1) all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises, and research and development costs; (2) preneed funeral receivables and trust investments, preneed cemetery receivables and trust investments, deferred charges and cemetery perpetual care trust investments (or, in each case, its equivalent); and (3) current liabilities.

     “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

     (1) was a member of such Board of Directors on the date of the Indenture; or

     (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

     “Credit Agreement” means the amended and restated credit agreement dated as of November 19, 2004, among the Company, Empresas Stewart — Cementerios, Empresas Stewart — Funerarias, the lenders party thereto, Bank of America, N.A., as administrative agent, issuing bank, and collateral agent, and Banc of America Securities LLC, as arranger.

     “Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other lenders providing for revolving credit loans, term loans, receivables financing or letters of credit, in each case as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, provided, however, that any such amendment, restatement, modification, renewal, refunding, replacement or refinancing is, in each case, with banks or other lenders providing for revolving credit loans, term loans, receivables financing or letters of credit.

     “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the Notes mature. The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Notes mature.

     “Domestic Subsidiary” means any Subsidiary of the Company that was formed under the laws of the United States or any state thereof or the District of Columbia.

     “Excluded Subsidiary” means (a) Investors Trust, Inc., for so long as it is a regulated trust company; (b) West Lawn Cemetery, for so long as it is subject to regulatory restrictions prohibiting the execution of a Note Guarantee; (c) each of Fine Finishes, Inc. and Taylor M. Simpson Co., for so long as it is inactive, and (d) any Domestic Subsidiary for so long as it is subject to regulatory restrictions that prohibit the execution of a Note Guarantee, as certified to the Trustee pursuant to an Officers’ Certificate.

     “Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors.

     “Funded Debt” means Indebtedness for money borrowed which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than 12 months after the date of the creation of such Indebtedness.

     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     “Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

     “Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

     “Guarantors” means:

     (1) each direct or indirect Domestic Subsidiary of the Company (other than Excluded Subsidiaries) on the date of the Indenture; and

     (2) any other Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns until released from their obligations under their Note Guarantees and the Indenture in accordance with the terms of the Indenture.

     “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

     (1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to exposure to interest rates;

     (2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to exposure to commodity prices; and

     (3) foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to exposure to foreign currency exchange rates.

     “Holder” means a Person in whose name a Note is registered.

     “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

     (1) in respect of borrowed money;

     (2) evidenced by bonds, notes, debentures or similar instruments;

     (3) evidenced by letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in clauses (1) or (2) above or clauses (5), (6) or (8) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement;

     (4) in respect of banker’s acceptances;

     (5) in respect of Capital Lease Obligations and Attributable Debt;

     (6) in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

     (7) representing Hedging Obligations, other than Hedging Obligations that are incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; or

     (8) representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such fair market shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.

     The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

     (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

     (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness;

provided that Indebtedness shall not include:

     (i) any liability for federal, state, local or other taxes,

     (ii) performance, surety or appeal bonds provided in the ordinary course of business,

     (iii) any liability arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such liability is extinguished within five Business Days of its incurrence, or

     (iv) agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by the Company or any Subsidiary in connection with such disposition.

     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     “Note Guarantee” means a Guarantee of the Notes on an unsubordinated basis pursuant to the Indenture.

     “Officer” means, with respect to any Person, the chairman of the board, the chief executive officer, the president, the chief operating officer, the chief financial officer, the treasurer, any assistant treasurer, the controller, the secretary, any assistant secretary or any vice-president of such Person.

     “Officers’ Certificate” means a certificate signed on behalf of the Company by at least two Officers of the Company, one of whom must be the chief executive officer, the chief financial officer, the treasurer or the chief accounting officer of the Company, that meets the requirements of the Indenture.

     “Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Company) that meets the requirements of the Indenture.

     “Permitted Liens” means:

     (1) Liens on the assets of the Company and any Subsidiary of the Company securing Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed $355 million;

     (2) Liens in favor of the Company or any Subsidiary of the Company;

     (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or any Subsidiary of the Company;

     (4) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or its Subsidiary;

     (5) Liens on current assets of the Company or any Subsidiary of the Company;

     (6) Liens existing on the date of the Indenture (other than such Liens permitted by clause (1) above);

     (7) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to Indebtedness that does not exceed $10.0 million at any one time outstanding;

     (8) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of the Company or any Subsidiary of the Company; provided that such Lien shall attach only to the assets constructed, purchased, leased or improved, and the Indebtedness (other than any interest thereon) secured by such Lien may not be incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to such Lien;

     (9) Any extensions, renewals or replacement (or successive extensions, renewals or replacements of any Liens permitted under clauses (3), (4), (6) and (8) above; provided that (a) the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness secured prior to such extension, renewal or replacement and (b) such extension, renewal or replacement Lien shall be limited to all or part of the assets that secured the Lien so extended, renewed or replaced (plus improvements and construction on such real property); and

     (10) Liens to secure Indebtedness incurred in connection with industrial revenue or development bond financing, which Liens extend solely to the property which is the subject thereof.

     “Permitted Transferee” means:

     (1) the spouse and any lineal descendant (including adopted children) of Frank B. Stewart, Jr., and any spouse of any such lineal descendant (all such spouses and lineal descendants being hereinafter referred to as “Family Members”);

     (2) the trustee of a trust for the sole benefit of Frank B. Stewart, Jr. and/or Family Members;

     (3) (i) a partnership made up exclusively of Frank B. Stewart, Jr. and/or Family Members, or (ii) a corporation wholly-owned by Frank B. Stewart, Jr. and/or Family Members, provided, however, that as of the date that such partnership or corporation is no longer comprised of or owned exclusively by Frank B. Stewart, Jr. and/or Family Members, such partnership or corporation will no longer be a Permitted Transferee; or

     (4) the executor, administrator or personal representative of the estate of Frank B. Stewart, Jr. or any Family Member, or the guardian or conservator of Frank B. Stewart, Jr. or any Family Member who has been adjudged disabled by a court of competent jurisdiction.

     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     “Principals” means Frank B. Stewart, Jr. or any Permitted Transferee.

     “Registration Rights Agreement” means the Registration Rights Agreement, to be dated the date of the Indenture, among the Company, the Guarantors, Banc of America Securities LLC, Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Calyon Securities (USA) Inc. and SunTrust Capital Markets Inc..

     “Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act; provided, however, that for purposes of the Indenture and the Notes, 5% shall be substituted for 10% in each place that it appears in such definition.

     “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     “Subsidiary” means, with respect to any specified Person:

     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

     (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

     “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following general discussion of certain U.S. federal income tax considerations relating to the Exchange Notes applies to you if you acquired the Outstanding Notes at the original issue price within the meaning of Section 1273 of the Code and hold the Outstanding Notes and Exchange Notes as a “capital asset” within the meaning of Section 1221 of the Code. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative positions of the Internal Revenue Service and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or to different interpretations.

     We have not sought a ruling from the IRS with respect to the U.S. federal income tax consequences of the Exchange Offer or the acquiring, holding or disposing of an Exchange Note. There can be no assurance that the IRS will not challenge one or more of the conclusions described herein.

     This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, a person subject to the alternative minimum tax provisions of the Code). In addition, it is not intended to be wholly applicable to all categories of investors, some of which (like dealers in securities, banks, insurance companies, tax-exempt organizations, persons holding a note as part of a “straddle,” hedge,” conversion transaction” or other risk reduction transaction and persons who have a “functional currency” other than the U.S. dollar) may be subject to special rules.

     This discussion does not address any aspect of state, local or foreign law, or U.S. federal estate and gift tax law other than U.S. federal estate tax law as applicable to a Non-U.S. Holder nor does it address Exchange Notes held through a partnership or other pass-through entity.

We advise you to consult with your tax advisers regarding the federal, state, local and foreign tax consequences of holding and disposing of the Exchange Notes.

Tax Consequences to U.S. Holders

     The following general discussion is limited to certain United States federal income tax consequences to a holder of an Exchange Note that is a “U.S. Holder.” For purposes of this discussion, a “U.S. Holder” is a beneficial owner of an Exchange Note that for U.S. federal income tax purposes is (i) a citizen or resident (as defined in Section 7701(b) of the Code) of the United States, (ii) a corporation (or an entity treated as a corporation) created or organized in the United States or under the law of the United States, any state or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of source or (iv) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

     Taxation of Stated Interest on the Notes. Generally, payments of stated interest on an Exchange Note will be includible in a U.S. Holder’s gross income and taxable as ordinary income for U.S. federal income tax purposes at the time such interest is paid or accrued in accordance with the U.S. Holder’s regular method of tax accounting.

     Sale, Exchange or Retirement of an Exchange Note. Each U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or retirement of an Exchange Note measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received (except to the extent that the cash or other property received in respect of an Exchange Note is attributable to the payment of accrued interest on the Exchange Note not previously included in income, which amount will be taxable as ordinary income) and (ii) the holder’s adjusted tax basis in the Exchange Note. The gain or loss will be long-term capital gain or loss if the Exchange Note has been held for more than one year at the time of the sale, exchange or retirement. A U.S. Holder’s initial basis in an Exchange Note generally will be the amount paid for the Exchange Note.

     Prospective investors should be aware that the resale of an Exchange Note may be affected by the “market discount” rules of the Code, under which a portion of any gain realized on the retirement or other disposition of an Exchange Note by a subsequent holder that acquires the Exchange Note at a market discount generally would be treated as ordinary income to the extent of the market discount that accrues while that holder holds the Exchange Note.

     Exchange Offer. The exchange of the Exchange Notes for the Outstanding Notes pursuant to the Exchange Offer will not constitute a material modification of the terms of the notes and therefore will not constitute a taxable event for U.S. federal income tax purposes. As such, the exchange will have no U.S. federal income tax consequences to a U.S. Holder, so that the U.S. Holder’s holding period and adjusted tax basis for a note would not be affected, and the U.S. Holder would continue to take into account income in respect of an Exchange Note in the same manner as before the exchange.

     Information Reporting and Backup Withholding. A U.S. Holder of an Exchange Note may be subject, under certain circumstances, to information reporting and “backup withholding” at a rate of 28% with respect to certain “reportable payments,” including interest on or principal (and premium, if any) of a note and the gross proceeds from a disposition of an Exchange Note. The backup withholding rules apply if the holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number (“TIN”) certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to properly report the receipt of interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that the holder is not subject to backup withholding. A U.S. Holder who does not provide us with its correct TIN also may be subject to penalties imposed by the IRS. Backup withholding will not apply with respect to payments made to certain holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established. We will report annually to the IRS and to each U.S. Holder of an Exchange Note the amount of any “reportable payments” and the amount of tax withheld, if any, with respect to those payments.

     Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a refund or as a credit against that U.S. Holder’s U.S. federal income tax liability, provided the requisite procedures are followed.

Tax Consequences to Non-U.S. Holders

     The following general discussion is limited to certain United States federal income tax consequences to a holder of a note that is a “Non-U.S. Holder.” As used herein, a “Non-U.S. Holder” is a beneficial owner of an Exchange Note, that, for U.S. federal income tax purposes, is (i) a nonresident alien individual, (ii) a corporation (or an entity treated as a corporation) created or organized in or under the law of a country (or a political subdivision thereof) other than the United States or (iii) a foreign estate or trust, which generally is an estate or trust that is not a U.S. Holder. For purposes of the withholding tax discussed below (other than backup withholding), a Non-U.S. Holder includes a nonresident fiduciary of an estate or trust. For purposes of the discussion below, interest and gain on the sale, exchange or other disposition of the Exchange Notes will be considered to be “U.S. trade or business income” if such income or gain is:

•	effectively connected with the conduct of a U.S. trade or business; or

•	in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) in the United States.

     Interest. Generally, interest paid to a Non-U.S. Holder of an Exchange Note will not be subject to United States federal income or withholding tax if such interest is not U.S. trade or business income and is “portfolio interest.” Generally, interest on the Exchange Notes will qualify as portfolio interest if the Non-U.S. Holder:

•	does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

•	is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of the Code; and

•	certifies, under penalties of perjury on a Form W-8BEN, that such holder is not a United States person and provides such holder’s name and address.

     The gross amount of payments of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular graduated U.S. rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax. To claim an exemption from withholding, or to claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed Form W-8BEN (claiming treaty benefits) or W-8ECI (claiming exemption from withholding because income is U.S. trade or business income) (or such successor forms as the IRS designates), as applicable prior to the payment of interest. These forms must be periodically updated. A Non-U.S. Holder who is claiming the benefits of a treaty may be required, in certain instances, to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, under these regulations special procedures are provided for payments through qualified intermediaries.

     Disposition of the Exchange Notes. A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of the Exchange Notes unless:

•	the gain is U.S. trade or business income in which case the branch profits tax may also apply to a corporate Non-U.S. Holder;

•	the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other requirements; or

•	the Non-U.S. Holder is subject to U.S. tax under provisions applicable to certain U.S. expatriates (including certain former citizens or residents of the United States).

     United States Federal Estate Tax. Exchange Notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to United States federal estate tax, provided that the interest on such Exchange Notes would be exempt as portfolio interest when received by the Non-U.S. Holder at the time of his or her death.

Information Reporting Requirements and Backup Withholding Tax

     We must report annually to the IRS and to each Non-U.S. Holder any interest that is paid to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     The 28% backup withholding tax and certain information reporting will not apply to such payments of interest with respect to which either the requisite certification, as described above, has been received or an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

     The payment of the proceeds from the disposition of the Exchange Notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of the Exchange Notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of the Exchange Notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury Regulations require information reporting (but not back-up withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the holder’s U.S. federal income tax liability, if any, if the holder provides the required information to the IRS.

PLAN OF DISTRIBUTION

     Each participating broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the date of this prospectus, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sales of the Exchange Notes by participating broker-dealers. Exchange Notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such Exchange Notes. Any participating broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

     For a period of 180 days after the date of this prospectus we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal.

     Prior to the exchange offer, there has not been any public market for the Outstanding Notes. The Outstanding Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in this exchange offer. The holders of Outstanding Notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we are required to file a shelf registration statement with respect to their Outstanding Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. We do not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers have informed us that they intend to make a market in the notes. However, they are not obligated to do so, and any Initial Purchaser may cease its market-making activities at any time. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of the shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may be discontinued at any time.

LEGAL MATTERS

     Certain legal matters with respect to the Exchange Notes will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana.

EXPERTS

     The financial statements incorporated in this Prospectus by reference to Stewart Enterprises, Inc.’s Current Report on Form 8-K dated April 12, 2005 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

     This prospectus is part of a registration statement on Form S-4 that we have filed with the SEC and provides you with a general description of the Exchange Notes being registered. You should rely only on information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of those documents.

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy that information at the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information about the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants, like us, that file reports with the SEC electronically. The SEC’s Internet address is http://www.sec.gov.

     To request a copy of any or all of these documents, you should write or telephone us at our principal executive office at the following address and telephone number:

Stewart Enterprises, Inc.
1333 South Clearview Parkway
Jefferson, Louisiana 70121
Attention: Martin R. de Lauréal
(504) 729-1429

     The SEC allows the “incorporation by reference” of information filed with them, which means we can disclose important information to you by referring you to those documents.

     The following documents filed by the Company with the SEC are incorporated herein by reference; provided, however, that the Company is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	Definitive Proxy Statement, dated March 4, 2005, with respect to our Annual Meeting of Stockholders to be held on April 5, 2005 (filed March 4, 2005);

•	Quarterly Report on form 10-Q for the fiscal quarter ended January 31, 2005 (filed March 10, 2005);

•	Annual Report on Form 10-K for the fiscal year ended October 31, 2004 (filed January 11, 2005), as amended by Amendment No. 1 on Form 10-K/A (filed February 28, 2005);

•	Current Reports on Form 8-K dated November 18, 2004 (filed November 24, 2004), November 22, 2004 (filed November 23, 2004), December 2, 2004 (filed December 3, 2004), December 20, 2004 (filed December 20, 2004), December 20, 2004 (filed December 23, 2004), December 23,

2004 (filed December 29, 2004), January 7, 2005 (filed January 10, 2005), January 20, 2005 (filed January 21, 2005), January 31, 2005 (filed January 31, 2005), February 2, 2005 (filed February 3, 2005), February 4, 2005 (filed February 4, 2005), February 11, 2005 (filed February 14, 2005), February 18, 2005 (filed February 22, 2005), March 28, 2005 (filed March 28, 2005), April 5, 2005 (filed April 11, 2005) and April 12, 2005 (filed April 15, 2005); and

•	All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus.

     Any statement contained in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is incorporated in this prospectus modifies or replaces such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We will provide without charge to each person to whom a copy of this prospectus has been delivered, or who makes a written or oral request, a copy of any and all of the documents incorporated by reference in this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference into such documents). Requests should be submitted in writing or by telephone to us at the above address or telephone number.

$200,000,000

[insert logo]

Offer to Exchange $200,000,000
Registered 6 1/4% Senior Notes due 2013
for any and all outstanding
6 1/4% Senior Notes due 2013

PROSPECTUS

April  , 2005

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     Section 83 of the Louisiana Business Corporation Law gives Louisiana corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers; gives a director or officer who successfully defends an action the right to be so indemnified, subject to specific conditions and exclusions; and authorizes Louisiana corporations to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, authorization of shareholders or otherwise.

     Our By-laws make mandatory the indemnification of directors and officers permitted by the Louisiana Business Corporation Law. The standard to be applied in evaluating any claim for indemnification (excluding claims for expenses incurred in connection with the successful defense of any proceeding or matter therein for which indemnification is mandatory without reference to any such standard) is whether the claimant acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the standard is that the claimant had no reasonable cause to believe the conduct was unlawful. No indemnification is permitted in respect of any claim, issue or matter as to which a director or officer shall have been adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct or to have obtained an improper personal benefit, unless, and only to the extent that the court shall determine upon application that, in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

     We have in effect a directors’ and officers’ liability insurance policy that provides for indemnification of our officers and directors against losses arising from claims asserted against them in their capacities as officers and directors, subject to limitations and conditions set forth in such policy.

     We have entered into indemnity agreements with our directors and executive officers, pursuant to which we have agreed to use our commercially reasonable best efforts to maintain in effect directors’ and officers’ liability insurance comparable to that currently in effect, unless such insurance is not reasonably available or, in the reasonable business judgment of the Board of Directors, there is insufficient benefit to us from such insurance. The agreements also provide that we will, to the maximum extent permitted by law, indemnify each director and executive officer against any costs and expenses, attorneys’ fees, judgments, punitive or exemplary damages, fines, excise taxes or amounts paid in settlement incurred in connection with any claim involving him by reason of his position as director or officer that are in excess of the coverage provided by any such insurance, provided that he meets certain minimum standards of conduct.

Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibits

3.1	Amended and Restated Articles of Incorporation of the Company, as amended and restated as of May 7, 2003 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2003)

3.2	By-laws of the Company, as amended and restated as of November 19, 2004 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated November 22, 2004)

4.1	See Exhibits 3.1 and 3.2 for provisions of the Company’s Amended and Restated Articles of Incorporation, as amended, and By-laws, as amended, defining the rights of holders of Class A and Class B common stock

4.2	Specimen of Class A common stock certificate (incorporated by reference to Exhibit 4.2 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 (Registration No. 33-42336) filed with the Commission on October 7, 1991)

4.3	Rights Agreement, dated as of October 28, 1999, between Stewart Enterprises, Inc. and ChaseMellon Shareholder Services, L.L.C. as Rights Agent (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A dated November 3, 1999)

4.4	Amended and Restated Credit Agreement dated November 19, 2004 by and among the Company, Empresas Stewart-Cementerios and Empresas Stewart-Funerarias, as Borrowers, and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer and the other Lenders party thereto (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated November 22, 2004)

4.5	Credit Agreement dated June 29, 2001 by and among the Company, Empresas Stewart-Cementerios and Empresas Stewart-Funerarias, as Borrowers, Bank of America, N.A., as Administrative Agent, Collateral Agent and as a Lender, Deutsche Banc Alex. Brown Inc., as Syndication Agent, Bankers Trust Company, as a Lender and the other Lenders party thereto from time to time (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated June 29, 2001) and Amendment No. 1 to the Credit Agreement dated April 25, 2003 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated May 1, 2003) and Amendment No. 2 to the Credit Agreement dated February 18, 2004 (incorporated by reference to Exhibit 4.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2004)

4.6	Indenture dated June 29, 2001 by and among Stewart, the Guarantors named therein and Firstar Bank, N.A., as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4 (Registration No. 333-67458) filed with the Commission on August 14, 2001)

4.7	Form of 10 3/4% Senior Subordinated Note due 2008 (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-4 (Registration No. 333-67458) filed with the Commission on August 14, 2001)

4.8	First Supplemental Indenture, dated as of February 2, 2005, by and among Stewart Enterprises, Inc., the Guarantors thereunder and U.S. Bank National Association, as trustee, supplementing the Indenture, dated as of June 29, 2001, governing the 10 3/4% Senior Subordinated Notes due 2008 of Stewart Enterprises, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated February 2, 2005)

4.9	Indenture, dated as of February 11, 2005, by and among Stewart Enterprises, Inc., the Guarantors thereunder and U.S. Bank National Association, as trustee, with respect to the 6 1/4% Senior Notes due 2013 of Stewart Enterprises, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated February 11, 2005)

4.10	Form of 6 1/4% Senior Note due 2013 (included in Exhibit 4.9 of this Registration Statement)

4.11	Registration Rights Agreement, dated as of February 11, 2005, by and among Stewart Enterprises, Inc., the guarantors party thereto, and Banc of America Securities LLC, Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Calyon Securities (USA) Inc. and SunTrust Capital Markets, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated February 11, 2005)

5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. regarding the validity of the Exchange Notes

12.1	Calculation of Ratio of Earnings to Fixed Charges

12.2	Calculation of Pro Forma Ratio of Earnings to Fixed Charges

21.1	Subsidiaries of the Company

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5.1 of this Registration Statement)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

25.1	Statement of Eligibility of U.S. Bank National Association, as trustee

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

(b)	Financial Statement Schedules

1	Schedule II – Valuation and Qualifying Accounts (incorporated by reference to Exhibit 99.3 to the Company’s Current Report of Form 8-K dated April 12, 2005 (filed April 15, 2005).

Item 22. Undertakings.

The undersigned registrants hereby undertake:

(a)	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(B)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(C)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (a)(1)(A) and (B) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

(b)	For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on April 14, 2005.

STEWART ENTERPRISES, INC.

By:	/s/ Kenneth C. Budde Kenneth C. Budde
President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Kenneth C. Budde and Thomas M. Kitchen, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John P. Laborde John P. Laborde	Chairman of the Board	April 14, 2005

/s/ Kenneth C. Budde Kenneth C. Budde	President, Chief Executive Officer and a Director (Principal Executive Officer)	April 14, 2005

/s/ Thomas M. Kitchen Thomas M. Kitchen	Executive Vice President, Chief Financial Officer, Secretary and a Director (Principal Financial Officer)	April 14, 2005

/s/ Michael G. Hymel Michael G. Hymel	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	April 14, 2005

/s/ Frank B. Stewart, Jr. Frank B. Stewart, Jr.	Director	April 14, 2005

/s/ Alden J. McDonald, Jr. Alden J. McDonald, Jr.	Director	April 14, 2005

/s/ James W. McFarland James W. McFarland	Director	April 14, 2005

/s/ John C. McNamara John C. McNamara	Director	April 14, 2005

/s/ Michael O. Read Michael O. Read	Director	April 14, 2005

/s/ Ashton J. Ryan, Jr. Ashton J. Ryan, Jr.	Director	April 14, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrants named below have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on April 14, 2005.

GRIFFIN-LEGGETT, INC.
FOREST HILLS CEMETERY, INC.
GRIFFIN-LEGGETT INSURANCE AGENCY, INC.
GROSS FUNERAL HOME, INC.
REST HILLS MEMORIAL PARK, INC.
S.E. FUNERAL HOMES OF ARKANSAS, INC.
DILDAY BROTHERS HUNTINGTON VALLEY MORTUARY
HOPSON MORTUARY, INC.
LASSILA FUNERAL CHAPELS, INC.
SANTA BARBARA FUNERAL SERVICES, INC.
S.E. ACQUISITION OF CALIFORNIA, INC.
ALL SOULS MORTUARY, INC.
ASHES TO ASHES, INC.
ASSUMPTION MORTUARY, INC.
BARSTOW FUNERAL HOMES, INC.
BUCHHEIM FAMILY, INC.
CALVARY MORTUARY OF LOS ANGELES, CALIFORNIA, INC.
CATHOLIC MORTUARY SERVICES, INC.
DeYOUNG MEMORIAL CHAPEL, INC.
HOLY CROSS MORTUARY OF CULVER CITY, CALIFORNIA, INC.
HOLY CROSS MORTUARY OF POMONA, CALIFORNIA, INC.
LOMBARD & CO.
N.D. DAVIS & ASSOCIATES, INC.
QUEEN OF HEAVEN MORTUARY, INC.
RESURRECTION MORTUARY, INC.
RIVER CITIES FUNERAL CHAPEL, INC.
S.E. ACQUISITION OF DELANO, CALIFORNIA, INC.
S.E. ACQUISITION OF GLENDALE, CALIFORNIA, INC.
S.E. ACQUISITION OF LANCASTER, CALIFORNIA, INC.
S.E. ACQUISITION OF LOS OSOS MORTUARY AND MEMORIAL PARK, INC.
S.E. ACQUISITION OF OAKHURST, CALIFORNIA, INC.
S.E. ACQUISITION OF OROVILLE, CALIFORNIA, INC.
SAN FERNANDO MISSION MORTUARY, INC.
SANTA CLARA MORTUARY, INC.
SCOVERN MORTUARY, A CALIFORNIA CORPORATION
SDCA HOLDINGS, INC.
SAN DIEGO CEMETERY ASSOCIATION
SIMPLICITY PLAN OF CALIFORNIA, INC.
STEWART PRE-NEED SERVICES, INC.
STRICKLIN/SNIVELY MORTUARY
CATALINA CHANNEL CREMATION SOCIETY
WALLACE E. WHITE & HOWARD J. CALLANAN, INC.
SENTINEL CREMATION SOCIETIES, INC.
VICTOR V. DESROSIER, INC.
CEMETERY MANAGEMENT, INC.
ARLINGTON MEMORIAL PARK CEMETERY AND FUNERAL HOME, INC.
BALDWIN-FAIRCHILD FUNERAL HOMES, INC.
ALL FAITHS MEMORIAL PARK, INC.
THE SIMPLICITY PLAN, INC.
BAY AREA CREMATORY, INC.
BRUCE OCALA FUNERAL HOME, INC.
BETH DAVID MEMORIAL CHAPEL, INC.
CHAPEL HILL CEMETERY, INC.
GLEN HAVEN MEMORIAL PARK, INC.

HIGHLAND MEMORY GARDENS, INC. (FL)
SEMORAN FUNERAL HOME, INC.
FLORIDA HILLS MEMORIAL GARDENS, INC.
GARDEN OF MEMORIES, INC.
A.P. BOZA FUNERAL HOME, INC.
CURRY & SON FUNERAL HOME, INC.
WOODLAWN MEMORY GARDENS, INC. (ST. PETE)
GOOD SHEPHERD MEMORIAL GARDENS, INC.
DAVID C. GROSS FUNERAL HOME, INC.
HUBBELL FUNERAL HOME AND CREMATORY, INC.
KENT R. PALMER, INC.
KICLITER FUNERAL HOME, INC.
MADCEM OF FLORIDA, INC.
MEMORIAL PARK CEMETERY, INC.
OAKLAWN PARK CEMETERY AND FUNERAL HOME, INC.
ROBERTS FUNERAL HOME, INC.
ROYAL PALM MEMORIAL GARDENS, INC.
SYLVAN ABBEY MEMORIAL PARK, INC.
TRINITY MEMORIAL GARDENS OF LAKELAND, INC.
TURNER CREMATORY, INC.
TURNER FUNERAL HOMES, INC.
WALSH & WOOD FUNERAL HOME, INC.
WOODLAWN PARK CEMETERY COMPANY (MIAMI)
MEMORIAL SUNSET PARK, INC.
SOUTH DADE-PALMS MEMORIAL PARK, INC.
CHEATHAM HILL MEMORIAL PARK, INC.
EMPRESAS STEWART – CEMENTERIOS, INC.
EMPRESAS STEWART – FUNERARIAS, INC.
EASTLAWN CORPORATION
HOLLY HILL MEMORIAL PARK, INC.
ROSE HAVEN FUNERAL HOME & CEMETERY, INC.
ACME MAUSOLEUM CORPORATION
S.E. FUNERAL HOMES OF LOUISIANA, INC.
LAKE LAWN METAIRIE FUNERAL HOME (JOINT VENTURE)
LAKE LAWN PARK, INC.
S.E. CEMETERIES OF LOUISIANA, INC.
S.E. CEMETERIES OF ALABAMA, INC.
S.E. AUSTRALIA, INC.
S.E. SOUTH-CENTRAL, INC.
KILGORE-GREEN FUNERAL HOME, INC.
S.E. COMBINED SERVICES OF ALABAMA, INC.
S.E. FUNERAL HOMES OF ALABAMA, INC.
S.E. ACQUISITION OF LITHONIA, GEORGIA, INC.
S.E. FUNERAL HOMES OF ILLINOIS, INC.
KNUTSON FUNERAL HOMES, INC.
PAULEY FUNERAL HOME, INC.
RUNYAN MANGOLD, INC.
D.W. NEWCOMER’S SONS, INC.
DWN PROPERTIES, INC.
FUNERAL SECURITY PLANS, INC.
THE LINCOLN MEMORIAL PARK CEMETERY ASSOCIATION
S.E. ACQUISITION OF SANTA FE, NEW MEXICO, INC.
S.E. FUNERAL HOMES OF TENNESSEE, INC.
MT. JULIET MEMORIAL GARDENS, INC.
NAVE FUNERAL HOME OF LEBANON, INC.
S.E. CEMETERIES OF WISCONSIN, INC.
STEWART ENTERPRISES (EUROPE), INC.
STEWART RESOURCE CENTER, INC.
STEWART SERVICES, INC.
S.E. MID-ATLANTIC, INC.
GARNER FAMILY FUNERAL HOME, INC.

HAISTEN FUNERAL HOMES, INC.
HAISTEN FUNERAL HOME OF HENRY COUNTY, INC.
HIGGINS AND SON FUNERAL HOME, INC.
BOUNDS FUNERAL HOME, INC.
CEDAR HILL CEMETERY COMPANY, INC.
CREST LAWN MEMORIAL GARDENS, INC.
FORT LINCOLN CEMETERY, INC.
FORT LINCOLN FUNERAL HOME, INC.
GALLERY GRANITE CORPORATION
HILLCREST MEMORIAL CEMETERY, INC.
HINES-RINALDI FUNERAL HOME, INC.
JOHN M. TAYLOR FUNERAL HOME, INC.
LOUDON PARK CEMETERY COMPANY
DRUID RIDGE CEMETERY COMPANY
LOUDON PARK FUNERAL HOME, INC.
NATIONAL HARMONY MEMORIAL PARK, INC.
PARKLAWN, INC.
THE PARKWOOD CEMETERY COMPANY
PARKWOOD MANAGEMENT COMPANY
WILLIAM W. CHAMBERS, INC.
SIMPLE TRIBUTE OF MARYLAND, INC.
GORNY & GORNY PATERSON-CLIFTON MORTUARY
S.E. ACQUISITION OF CLIFTON, NEW JERSEY, INC.
C.J. APPLEGATE AND SONS, INC.
GARDINIER COLLETTI MEMORIAL HOME, INC.
MURPHY FUNERAL SERVICE, INC.
OTTO REDANZ FUNERAL HOME, INC.
CORNELL & DAGGETT, INC.
S.E. ACQUISITION OF FREDONIA, NEW YORK, INC.
CATAWBA MEMORIAL PARK, INC.
EVANS FUNERAL HOME, INC.
GARRETT – HILLCREST, INC.
S.E. FUNERAL HOMES OF NORTH CAROLINA, INC.
MCLAURIN’S FUNERAL HOME, INC.
S.E. CEMETERIES OF NORTH CAROLINA, INC.
BENJAMIN FRANKLIN P. M., INC.
GEORGE WASHINGTON MEMORIAL PARK, INC.
KIRK & NICE SUBURBAN CHAPEL, INC.
KIRK & NICE, INC.
S.E. ACQUISITION OF PENNSYLVANIA, INC.
SUNSET MEMORIAL PARK COMPANY
PET HAVEN, INC.
DUNBAR FUNERAL HOME, INC.
S.E. FUNERAL HOMES OF SOUTH CAROLINA, INC.
S.E. COMBINED SERVICES OF SOUTH CAROLINA, INC.
MONTE VISTA BURIAL PARK, INC.
CLINCH VALLEY MEMORIAL CEMETERY, INC.
EVERLY FUNERAL HOMES, INCORPORATED
EVERLY PFP, INC.
S.E. FUNERAL HOMES OF VIRGINIA, INC.
S.E. CEMETERIES OF VIRGINIA, INC.
BARTLETT-BURDETTE-COX FUNERAL HOME, INC.
CASDORPH & CURRY FUNERAL HOME, INC.
S.E. FUNERAL HOMES OF WEST VIRGINIA, INC.
KLINGEL-CARPENTER MORTUARY, INC.
S.E. ACQUISITION OF MALDEN, WEST VIRGINIA, INC.
WILSON FUNERAL HOME, INC.
LAKEWOOD MEMORIAL PARK, INC.
S.E. ACQUISITION OF NEVADA, INC.
NEPTUNE SOCIETY OF NEVADA, INC.
RENO MEMORIAL, INC.

S.E. ACQUISITION OF RENO, NEVADA, INC.
STRONG & BURNS FUNERAL HOME, INC.
MONTLAWN MEMORIAL PARK, INC.
S.E. ACQUISITION OF OREGON, INC.
AMLING/SCHROEDER FUNERAL SERVICE, INC.
CASCADE CREMATORY, INC.
CHAPEL OF THE ROSES, INC.
CHAPEL OF THE VALLEY FUNERAL HOME, INC.
DUTTON, INC.
J.P. FINLEY AND SON MORTUARY, INC.
SUNSET HILLS MEMORIAL PARK
S.E. GREENWOOD, INC.
S.E. BEND NR, INC.
S.E. ACQUISITION OF MYRTLE CREEK, OREGON, INC.
S.E. ACQUISITION OF REEDSPORT, OREGON, INC.
S.E. BEND TDHM, INC.
S.E. CEMETERIES OF SOUTH CAROLINA, INC.
S.E. COMBINED SERVICES OF TENNESSEE, INC.
THE NASHVILLE HISTORIC CEMETERY ASSOCIATION, INC.
PASADENA FUNERAL HOME, INC.
S.E. FUNERAL HOMES OF TEXAS, INC.
BELEW FUNERAL HOME, INC.
EMERALD HILLS FUNERAL CORPORATION
GUARDIAN CREMATION SOCIETY, INC.
LYONS FUNERAL HOME, INC.
S.E. CEMETERIES OF TEXAS, INC.
ABBEY PLAN OF TEXAS, INC.
SIMPLICITY PLAN OF TEXAS, INC.
S.E. ACQUISITION OF WASHINGTON, INC.
E.R. BUTTERWORTH & SONS
CREMATION SOCIETY NORTHWEST, INC.
S.E.E.S. OF VANCOUVER, INC.
MONTICELLO MEMORY GARDENS, INC.
EASTERN CEMETERY ASSOCIATES, INC.
KANAWHA PLAZA PARTNERSHIP
LOI CHARLESTON, INC.
NATIONAL EXCHANGE TRUST, LTD.
NATIONAL FUNERAL SERVICES, INCORPORATED
S.E. CEMETERIES OF WEST VIRGINIA, INC.

By:	/s/ Kenneth C. Budde

Kenneth C. Budde Vice President

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Kenneth C. Budde and Thomas M. Kitchen, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Kenneth C. Budde Kenneth C. Budde	Vice President, Director (Principal Executive Officer)	April 14, 2005

/s/ Michael G. Hymel Michael G. Hymel	Vice President (Principal Accounting Officer)	April 14, 2005

/s/ Thomas M. Kitchen Thomas M. Kitchen	Assistant Secretary, Assistant Treasurer, Director (Principal Financial Officer)	April 14, 2005

EXHIBIT INDEX

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibits

3.1	Amended and Restated Articles of Incorporation of the Company, as amended and restated as of May 7, 2003 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2003)

3.2	By-laws of the Company, as amended and restated as of November 19, 2004 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated November 22, 2004)

4.1	See Exhibits 3.1 and 3.2 for provisions of the Company’s Amended and Restated Articles of Incorporation, as amended, and By-laws, as amended, defining the rights of holders of Class A and Class B common stock

4.2	Specimen of Class A common stock certificate (incorporated by reference to Exhibit 4.2 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 (Registration No. 33-42336) filed with the Commission on October 7, 1991)

4.3	Rights Agreement, dated as of October 28, 1999, between Stewart Enterprises, Inc. and ChaseMellon Shareholder Services, L.L.C. as Rights Agent (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A dated November 3, 1999)

4.4	Amended and Restated Credit Agreement dated November 19, 2004 by and among the Company, Empresas Stewart-Cementerios and Empresas Stewart-Funerarias, as Borrowers, and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer and the other Lenders party thereto (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated November 22, 2004)

4.5	Credit Agreement dated June 29, 2001 by and among the Company, Empresas Stewart-Cementerios and Empresas Stewart-Funerarias, as Borrowers, Bank of America, N.A., as Administrative Agent, Collateral Agent and as a Lender, Deutsche Banc Alex. Brown Inc., as Syndication Agent, Bankers Trust Company, as a Lender and the other Lenders party thereto from time to time (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated June 29, 2001) and Amendment No. 1 to the Credit Agreement dated April 25, 2003 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated May 1, 2003) and Amendment No. 2 to the Credit Agreement dated February 18, 2004 (incorporated by reference to Exhibit 4.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2004)

4.6	Indenture dated June 29, 2001 by and among Stewart, the Guarantors named therein and Firstar Bank, N.A., as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4 (Registration No. 333-67458) filed with the Commission on August 14, 2001)

4.7	Form of 10 3/4% Senior Subordinated Note due 2008 (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-4 (Registration No. 333-67458) filed with the Commission on August 14, 2001)

4.8	First Supplemental Indenture, dated as of February 2, 2005, by and among Stewart Enterprises, Inc., the Guarantors thereunder and U.S. Bank National Association, as trustee, supplementing the Indenture, dated as of June 29, 2001, governing the 10 3/4% Senior Subordinated Notes due 2008 of Stewart Enterprises, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated February 2, 2005)

4.9	Indenture, dated as of February 11, 2005, by and among Stewart Enterprises, Inc., the Guarantors thereunder and U.S. Bank National Association, as trustee, with respect to the 6 1/4% Senior Notes due 2013 of Stewart Enterprises, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated February 11, 2005)

4.10	Form of 6 1/4% Senior Note due 2013 (included in Exhibit 4.9 of this Registration Statement)

4.11	Registration Rights Agreement, dated as of February 11, 2005, by and among Stewart Enterprises, Inc., the guarantors party thereto, and Banc of America Securities LLC, Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Calyon Securities (USA) Inc. and SunTrust Capital Markets, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated February 11, 2005)

5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. regarding the validity of the Exchange Notes

12.1	Calculation of Ratio of Earnings to Fixed Charges

12.2	Calculation of Pro Forma Ratio of Earnings to Fixed Charges

21.1	Subsidiaries of the Company

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5.1 of this Registration Statement)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

25.1	Statement of Eligibility of U.S. Bank National Association, as trustee

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery